                           SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                    of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       HYPERION TELECOMMUNICATIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                JAMES P. RIGAS
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Note

                       HYPERION TELECOMMUNICATIONS, INC.
                             One North Main Street
                        Coudersport, Pennsylvania 16915

                    Notice of Annual Meeting of Stockholders
                         to be held on October 25, 1999


To the Stockholders of
Hyperion Telecommunications, Inc.:

     The Annual Meeting of Stockholders of Hyperion Telecommunications, Inc. will be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on Monday, October 25, 1999, at 11:00 a.m., for the following purposes:

     1. To elect eight (8) Directors by vote of the holders of Class A Common Stock, Class B Common Stock and Preferred Stock, voting together.

     2. To approve a proposed amendment to Article I of the Amended and Restated Certificate of Incorporation to change the name of Hyperion Telecommunications, Inc. to "Adelphia Business Solutions, Inc."

     3. To approve a proposed amendment to Article IV of the Amended and Restated Certificate of Incorporation increasing the authorized number of shares of capital stock from 455,000,000 to 1,250,000,000, the authorized number of shares of Class A Common Stock from 300,000,000 to 800,000,000, the authorized number of shares of Class B Common Stock from 150,000,000 to 400,000,000 and the authorized number of shares of Preferred Stock from 5,000,000 to 50,000,000.

     4. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 14, 1999, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING AND YOU WISH TO VOTE YOUR STOCK, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 John J. Rigas
                                 Chairman of the Board

October __, 1999

                       HYPERION TELECOMMUNICATIONS, INC.
                             ONE NORTH MAIN STREET
                        Coudersport, Pennsylvania 16915

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS

                                October 25, 1999

     This proxy statement is being furnished to the stockholders of Hyperion Telecommunications, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Monday, October 25, 1999, at the Coudersport Theater, Main Street, Coudersport, Pennsylvania. The address of the principal executive offices of the Company is One North Main Street, Coudersport, Pennsylvania 16915, and the date this proxy statement was first mailed to stockholders was on or about October __, 1999. A copy of the Annual Report to Stockholders for the nine months ended December 31, 1998 is being furnished with this proxy statement.

     Only stockholders of record as of the close of business on September 14, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of 23,512,785 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), 31,181,077 shares of Class B Common Stock, $.01 par value (the "Class B Common Stock") and 250,165 shares of 12-7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock"). With respect to the matters described in this proxy statement, the holders of Class A Common Stock, Class B Common Stock and Preferred Stock vote together as a single class, and each holder of Class A Common Stock is entitled to cast one (1) vote for each share of Class A Common Stock standing in their name on the books of the Company, each holder of Class B Common Stock is entitled to cast ten (10) votes for each share of Class B Common Stock standing in their name on the books of the Company, and each holder of Preferred Stock is entitled to cast one (1) vote for each share of Preferred Stock standing in their name on the books of the Company. The presence, in person or by proxy, of holders of a majority of the votes of all outstanding shares of the Company's capital stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. A majority of the votes of all outstanding shares of the Company's capital stock entitled to vote and represented at the Annual Meeting are required for the adoption of the proposals described below, except that the directors shall be elected by a plurality of the votes of the shares of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

     All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless such proxies previously have been revoked. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors, FOR the approval of the amendment to Article I of the Amended and Restated Certificate of Incorporation to change the name of the Company to "Adelphia Business Solutions, Inc." and FOR the approval of the amendment to Article IV of the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of capital stock. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attendance at the meeting and voting his shares in person.

     At the Annual Meeting, the proposals will be decided by the affirmative vote of a majority of the votes of all outstanding shares of the Company's capital stock entitled to vote and represented at the meeting, except that the directors shall be elected by a plurality of the votes of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. Abstentions will count as shares entitled to vote and represented at the Annual Meeting and not voting in favor of the proposals. Broker non-votes will not count as shares entitled to vote and represented at the Annual Meeting and will not be included in calculating the number of votes necessary for approval of the proposals described below.


                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

Description of Board of Directors

     The Bylaws of the Company provide for the Board of Directors to be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors by the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Preferred Stock, voting together as a single class, with each share of Class A Common Stock entitled to one (1) vote, each share of Class B Common Stock entitled to ten (10) votes and each share of Preferred Stock entitled to one (1) vote. Stockholders of the Company are not entitled to cumulate their votes in the election of directors.

     The Bylaws of the Company provide that the Board of Directors shall establish the number of directors which shall not be less than seven (7) nor more than twenty-one (21). The Board currently consists of eight (8) directors, six of whom are also nominees for director.

     Each director is to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, subject to the right of the stockholders to remove any director as provided in the Bylaws. Any vacancy in the office of a director elected by the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Preferred Stock voting as a single class may be filled by such holders voting as a single class. In the absence of a stockholder vote, a vacancy on the Board of Directors may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

     The persons named as proxies in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of John J. Rigas, James P. Rigas, Michael J. Rigas, Timothy J. Rigas, Pete Metros, James L. Gray, Edward S. Mancini and Peter
L. Venetis on behalf of all of the stockholders of the Company. All nominees except , Mr. Metros, Mr. Gray, Mr. Mancini and Mr. Venetis were first elected or appointed as directors of the Company in 1991. Mr. Metros and Mr. Gray were first elected as directors of the Company in 1997. This is the first time that Mr. Mancini and Mr. Venetis are being nominated for election as directors of the Company.

     The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

     The following sets forth certain information concerning each nominee for election as a director of the Company. Six of the current directors of the Company are nominees for reelection as directors.

Nominees for Election of Directors

John J. Rigas
Age 74

     John J. Rigas is the Chairman of the Board of the Company. He also is the founder, Chairman, Chief Executive Officer and President of Adelphia Communications Corporation ("Adelphia"). Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a member of its Pioneer Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

     John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company, and is the father-in-law of Peter L. Venetis who is nominated to serve as a director of the Company.

James P. Rigas
Age 41

     James P. Rigas is Vice Chairman, Chief Executive Officer, Chief Operating Officer and a Director of the Company, Executive Vice President, Strategic Planning and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1986. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

Michael J. Rigas
Age 45

     Michael J. Rigas is Vice Chairman and a Director of the Company, Executive Vice President, Operations and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1981. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

Timothy J. Rigas
Age 43

     Timothy J. Rigas is Vice Chairman, Chief Financial Officer, Treasurer and a Director of the Company, Executive Vice President, Treasurer and a Director of Adelphia, and a Vice President and Director of Adelphia's other subsidiaries.
He has been with Adelphia since 1979. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

Pete J. Metros
Age 59

     Pete J. Metros became a director of Hyperion on April 1, 1997. Mr. Metros is the Managing Director of Mannesmann Dematic Systems - worldwide. On February 1, 1998, he was appointed to the Board of Directors of Mannesmann Dematic AG, headquartered in Wetter, Germany. He continues to be the President and a member of the Board of Directors for Mannesmann Dematic Rapistan Corporation (since
1991). From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Adelphia and Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros has served as a director of Adelphia since 1986 and received a BS degree from Georgia Institute of Technology in 1962.

James L. Gray
Age 64

     James L. Gray became a director of Hyperion on April 1, 1997. Mr. Gray has been chairman & CEO of PRIMESTAR Partners since January 1995. Mr. Gray has more than 20 years of experience in the telecommunications, cable and satellite industries. He joined Warner Cable in 1974, and advanced through several division operating posts prior to being named president of Warner Cable in 1986. In 1992, after the merger of Time Inc. and Warner Communications, Mr. Gray was appointed vice chairman of Time Warner Cable where he served until his retirement in 1993. Mr. Gray has served on the boards of several telecommunications companies and associations, including the National Cable Television Association, where he served as a director from 1986 to 1992, and Turner Broadcasting System, where he served as a director from 1987 to 1991. He also served as chairman of the executive committee and director of C-SPAN and as a director of E! Entertainment Television, Cable in the Classroom and the Walter Kaitz Foundation. Beginning in 1992, Mr. Gray began serving on PRIMESTAR's board of directors. Since 1995, Mr. Gray has served as a director of Sea Pines Associates, Inc. Mr. Gray received a bachelor's degree from Kent State University in Kent, Ohio and a master's degree in business administration (MBA) from the State University of New York at Buffalo.

Peter L. Venetis
Age 42

     Peter L. Venetis is President and Chief Executive Officer of the Atlantic Bank of New York. Mr. Venetis also serves as a member of Atlantic Bank's Board of Directors and as Chairman of the Executive Committee of the Board. Mr. Venetis joined Atlantic Bank as its Chief Executive Officer in 1992. From 1986 to 1992, Mr. Venetis was a Director in the Leveraged Finance Group at Salomon Brothers, Inc. in New York. Mr. Venetis is also a board member of the NY Metro Chapter of the Young President's Organization and is a Trustee of the Churchill School and Center in Manhattan. Mr. Venetis graduated from Columbia University (cum laude) in 1979 and received his MBA in Finance and International Business from the Columbia University Graduate School of Business in 1981.

Edward S. Mancini
Age 39

     Edward S. Mancini is President/Owner of Artistic Stitches, Inc. From 1989 to 1993, Mr. Mancini was Vice President-Media Lending at Canadian Imperial Bank of Commerce. From 1986 to 1989, Mr. Mancini was in the corporate training program at Chase Manhattan Bank. Mr. Mancini received has Masters of Science, Finance and Accounting from Texas A&M University in 1986.

Audit and Compensation Committees and Meetings of the Board of Directors

     In April 1998, the Board of Directors established a Compensation Committee, consisting of James L. Gray and Pete J. Metros, which reviews and has authority to approve the compensation of the key officers and employees of the Company. The Compensation Committee met one time during 1998. The Board of Directors also has an Audit Committee, comprised of James L. Gray, Pete J. Metros and Timothy J. Rigas, which is responsible for monitoring the financial reporting of the Company on behalf of the Board of Directors and the investing public. The Audit Committee met once to review the Company's financial condition and results of operations for the nine months ended December 31, 1998. The Board of Directors met or acted by written consent in lieu of meeting nine times during the nine months ended December 31, 1998. Each director attended at least 75% of the meetings of the Board of Directors and the respective committees of which each is a member.

Recommendation of the Board of Directors

     The Board of Directors of the Company recommends a vote FOR each of the nominees named above for election as directors.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid by the Company for services rendered during the years ended March 31, 1997 and 1998 and the nine and twelve months ended December 31, 1998 to the Company's Chief Executive Officer and the three executive officers whose compensation exceeded $100,000 in salary and bonus during the nine months ended December 31, 1998:

Compensation

                                                                                             Long Term
                                                                                            Compensation
                                                                                          ----------------     All Other
                                                                                             Restricted      Compensation
Name and Principal Position(a)          Period (b)              Salary         Bonus        Stock Awards          (h)
-------------------------------  -------------------------  --------------  ------------  ----------------  ---------------
James P. Rigas(c)..............  9 months ended 12/98            $171,003    $   ---        $    ---           $11,431(i)
   Chief Executive Officer       12 months ended 12/98            229,385        ---             ---            11,431(i)
                                 12 months ended 3/98             213,011        ---             ---            11,410(i)
                                 12 months ended 3/97             206,857        ---             ---            11,410(i)
Daniel R. Milliard(d)..........  9 months ended 12/98            $176,438    $   ---        $760,500(e)        $ 5,340(j)
President, Vice Chairman         12 months ended 12/98            238,191        ---         760,500(e)          5,340(j)
   and Secretary                 12 months ended 3/98             229,810        ---          27,000(f)          5,340(j)
                                 12 months ended 3/97             238,863     75,000         156,000(g)          5,340(j)
Charles R. Drenning............  9 months ended 12/98            $126,575    $50,000        $    ---           $10,000(k)
   Senior Vice President         12 months ended 12/98            174,041     50,000             ---            33,400(k)
                                 12 months ended 3/98             167,712     30,000             ---            93,000(k)
                                 12 months ended 3/97             167,712     12,500             ---            46,475(k)
Randolph S. Fowler.............  9 months ended 12/98            $126,575    $50,000        $    ---           $10,000(k)
   Senior Vice President         12 months ended 12/98            174,041     50,000             ---            33,400(k)
                                 12 months ended 3/98             167,712     30,000             ---            93,000(k)
                                 12 months ended 3/97             167,712     12,500             ---            46,475(k)

____________
(a) John J. Rigas, Michael J. Rigas and Timothy J. Rigas are not employed by the Company but are compensated by Adelphia for services to the Company pursuant to employment agreements with Adelphia. The Company does not reimburse Adelphia directly for the services they provide to the Company, although the Company does make payments for shared corporate overhead services to Adelphia pursuant to a Management Services Agreement.

(b) The twelve months ended December 31, 1998 includes three months compensation from the fiscal year ended March 31, 1998.

(c) During the periods presented through December 31, 1998, James P. Rigas was not employed by the Company, but was compensated by Adelphia for his services to the Company pursuant to an employment agreement with Adelphia. During such periods, the Company did not directly reimburse Adelphia for Mr. Rigas' base salary, insurance premium payments and other benefits paid by Adelphia. Effective January 1, 1999, the Company employed Mr. Rigas directly.

(d) During the periods presented through March 4, 1997, Daniel R. Milliard was not employed by the Company, but was compensated by Adelphia for his services to the Company pursuant to an employment agreement with Adelphia. During such periods, the Company reimbursed Adelphia for Mr. Milliard's base salary, insurance premium payments and other benefits paid by Adelphia. On March 4, 1997, the Company entered into an employment agreement with Mr. Milliard. Mr. Milliard resigned as President and Secretary of the Company effective as of September 20, 1999, although he will continue to serve as a director of the Company until the 1999 annual stockholders meeting.

(e) Mr. Milliard was granted a restricted stock bonus award under the 1996 Plan for 58,500 shares of Class A common stock pursuant to his employment agreement on April 1, 1998, the 58,500 shares are not subject to vesting, will participate in any dividends, and had a value of approximately $760,500 as of April 1, 1998. As of December 31, 1998, the 455,000
     aggregate shares of restricted stock bonus awards held by Mr. Milliard had a value of approximately $6,881,875.

(f) Mr. Milliard was granted a restricted stock bonus award under the 1996 Plan for 58,500 shares of Class A common stock pursuant to his employment agreement on April 1, 1997. The 58,500 shares are not subject to vesting, will participate in any dividends, and had a value of approximately $27,000 as of April 1, 1997.

(g) Mr. Milliard was granted a restricted stock bonus award under the 1996 Plan for 338,000 shares of Class A common stock pursuant to his employment agreement on March 4, 1997. The 338,000 shares are not subject to vesting, will participate in any dividends, and had a value of approximately $156,000 as of March 4, 1997.

(h) Does not include the value of certain non-cash compensation to each respective named individual which did not exceed the lesser of $50,000 or 10% of such individual's total salary shown in the table.

(I) Nine and twelve months ended December 31, 1998 and fiscal years ended March 31, 1998 and 1997 amounts include (i) life insurance premiums paid during each respective fiscal period pursuant to the employment agreement of James
     P. Rigas with Adelphia, in the premium payment amounts of $10,681 during the nine and twelve months ended December 31, 1998 and $10,660 during each of the fiscal years ended March 31, 1998 and 1997, on policies owned by Mr. Rigas and (ii) $750 in matching contributions for Mr. Rigas under Adelphia's 401(k) savings plan for the nine and twelve months ended December 31, 1998 and each of the fiscal years ended March 31, 1998 and 1997.

(j) Nine and twelve months ended December 31, 1998 and fiscal years ended March 31, 1998 and 1997 amounts include (i) life insurance premiums paid during each respective fiscal period pursuant to the employment agreement of Daniel R. Milliard with Adelphia or the Company, in the premium payment amounts of $4,590 during each such period on policies owned by Mr. Milliard and (ii) $750 in matching contributions for Mr. Milliard under Adelphia's 401(k) savings plan for the nine and twelve months ended December 31, 1998 and each of the fiscal years ended March 31, 1998 and 1997.

(k) Amounts represent interest accrued during (i) the period April 1, 1998 to May 8, 1998 for the nine months ended December 31, 1998, (ii) the period January 1, 1998 to May 8, 1998 for the twelve months ended December 31, 1998 and (iii) each of the fiscal years ended March 31, 1998 and 1997 in connection with certain loans with the Company which were repaid by the named individuals in May 1998. See "Certain Transactions" in this proxy statement. As of April 1999, Mr. Fowler and Mr. Drenning were no longer officers or employees of the Company.

Long-Term Incentive Compensation Plan

     The Company's 1996 Long-Term Incentive Compensation Plan (the "1996 Plan") provides for the grant of options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which do not so qualify, share awards (with or without restrictions on vesting), stock appreciation rights and stock equivalent or phantom units. The number of shares of Class A Common Stock available for the issuance of such options, awards, rights and phantom stock units under the 1996 Plan was initially 5,687,500. Such number is to increase each year by a number of shares equal to one percent (1%) of all outstanding shares of all classes of Common Stock, up to a maximum of 8,125,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The purposes of the 1996 Plan are to encourage ownership of the Class A Common Stock by directors, executive officers, employees and consultants; to induce them to remain employed or involved with the Company; and to provide additional incentive for such persons to promote the success of the Company. In April 1998, the Company authorized the granting of certain stock awards and stock options to certain executive officers of the Company. See "Certain Transactions."

Employment Contracts

     The Company and Mr. Milliard are parties to an employment agreement which provided for his employment as President of the Company. The agreement includes the following provisions: (i) a base salary of at least $230,000, to be increased from time to time to be comparable to salaries paid by comparable companies for comparable positions, (ii) an annual cash bonus, subject to achievement of certain benchmarks, of up to 50% of base salary, (iii) a stock bonus of 338,000 shares of Class A common stock, stock options to purchase 81,250 shares of Class A common stock at fair market value of the Class A common stock on the date of issuance of such options, such options to be granted on April 1 of each fiscal year through March 31, 2001 and the ability to receive, upon attainment of certain benchmarks, stock options to purchase 81,250 shares of Class A common stock with an exercise price equal to the fair market value of the Class A common stock on the date of issuance of such options, such options to be granted during fiscal 1997 and each of the next four fiscal years; except, that prior to the Company's May 1998 public offering of Class A common stock, the Company granted stock bonuses in lieu of any stock options required to be granted under the employment agreement, such stock bonuses being in an amount equal to 72% of the shares of Class A common stock that would have been covered by said options, (iv) a cash bonus of $75,000, a portion of which was used to repay outstanding loans to Adelphia, and (v) certain employee benefits. It is expected that all such stock options or stock bonuses will be granted under the 1996 Plan. The initial term of the employment agreement expires on March 31, 2001, unless terminated earlier for cause (as defined therein) or due to death or disability. The agreement also provides that upon a change-in-control (as defined therein) of the Company, the obligations under the agreement, if not assumed, would be canceled in exchange for a payment by the Company equal to the remaining base salary and options required to be granted under the initial term of the agreement. The employment agreement also contains provisions with respect to confidentiality, non-competition and non-solicitation of customers, suppliers and employees. Mr. Milliard resigned as president and secretary of the Company and senior vice president and secretary of Adelphia effective as of September 20, 1999 although he will continue to serve as a director of the Company until the 1999 annual stockholders meeting.

     Each of Messrs. Drenning and Fowler had employment agreements with the Company which expired on October 20, 1998. The employment agreements provided for base salary, bonuses and benefits, and contained noncompetition and nondisclosure provisions. The employment agreements also provided for base pay and bonuses to be paid to each of them that are comparable to industry average base pay and bonuses paid by comparable companies for comparable positions.

Board of Directors Compensation

     Directors who are not also employees of the Company each receive compensation from the Company for services as a director at a rate of $750 plus reimbursement of expenses for each Board of Directors and committee meeting attended. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of Board committees.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Executive compensation decisions during the nine-month period ended December 31, 1998 were addressed by the Compensation Committee of the Board of Directors (see "Election of Directors--Audit and Compensation Committees and Meetings of the Board of Directors"), composed of two independent, non-employee directors, Pete J. Metros and James L. Gray.

     The Compensation Committee determined the salary ranges for each of the named executive officers of the Company pursuant to their respective employment agreements with the Company, based upon a number of subjective factors, including the level and scope of the responsibilities of their respective offices and the executive officer's contribution to the overall performance of the Company, with some attention to the pay levels of similarly positioned executive officers in comparable telecommunications industry companies, as well as a recognition of the equity interests in the Company already held by such named executive officers. No specific weight was given to any of these factors because each of the factors was considered significant and the relevance of some of the factors varied among the named executive officers.

     During the nine-month period ended December 31, 1998, the Company did not grant any options or stock bonuses to the named executive officers, other than to Mr. Milliard, but it may in its discretion grant such compensation under its 1996 Long-Term Incentive Compensation Plan, from time to time, as it deems appropriate. In light of the historically significant equity interests of the named executive officers, the Board of Directors and the Compensation Committee judged it unnecessary to offer such compensation in order to align the interests of such executive officers other than Mr. Milliard with those of its other stockholders at the time.

     The non-salary compensation of Mr. Milliard reflected in his employment agreement with the Company was determined by the Board of Directors based upon additional subjective factors, such as Mr. Milliard's role in cultivating the Company's then current stage of development, the interest of the Company in providing incentives to Mr. Milliard to meet both long-term and short-term Company objectives and the Company's desire to further align Mr. Milliard's interests with those of the Company's stockholders. Mr. Milliard did not receive additional bonus compensation during the nine-month period ended December 31, 1998.

     The Chief Executive Officer of the Company, James P. Rigas, was not directly compensated by the Company during the nine-month period ended December 31, 1998. His services, as well as the services of certain other executive officers of the Company and other employees of Adelphia were paid for directly by Adelphia. Adelphia has historically charged the Company directly for the provision of shared corporate overhead services, but has not charged the Company for the actual cost of compensating Mr. Rigas or other executive officers of the Company who are Adelphia employees. Effective January 1, 1999, Mr. Rigas was employed by the Company directly.

                                 COMPENSATION COMMITTEE



                                 Pete J. Metros
                                 James L. Gray

Compensation Committee Interlocks and Insider Participation

     James Gray and Pete Metros serve as members of the Compensation Committee of the Board of Directors. Neither Mr. Gray nor Mr. Metros is or has been an officer or employee of the Company.

Stock Performance Graph

     The following graph compares the percentage change in the cumulative total shareholder return on the weighted average of the Company's Class A Common Stock ("Hyperion Class A Common Stock") during the period from May 5, 1998 through December 31, 1998 with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group of five companies engaged in the competitive access/telephony industry: Allegiance Telecom Inc. (Class A); GST Telecommunications Inc. (Class A); ICG Communications Inc. (Class A); RCN Corp. (Class A) and US Lec Corp. (Class A). The returns of each component issuer in the foregoing peer group have been weighted according to the respective issuer's market capitalization. The comparison assumes $100 was invested on May 5, 1998 in the Company's Class A Common Stock and in each of the foregoing indices, and also assumes reinvestment of dividends.



                             [GRAPH APPEARS HERE]


               COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN*
         AMONG HYPERION TELECOMMUNICATIONS, INC., THE S & P 500 INDEX
                               AND A PEER GROUP


                                                   Cumulative Total Return
                                           -------------------------------------
                                            5/5/98   6/98   9/98   12/98   3/99

HYPERION TELECOMMUNICATIONS, INC.            100      98     37      95     76
PEER GROUP                                   100      97     63      81    125
S & P 500                                    100     102     92     111    117


* $100 INVESTED ON 5/5/98 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDED MARCH 31.

Certain Transactions

     During the period April 1, 1998 to May 8, 1998, the Company had outstanding to Adelphia an unsecured subordinated note due April 16, 2003 (the "Adelphia Note") that accrued interest at an annual rate of 16.5% and was subordinated to the senior notes of the Company. Interest on the Adelphia Note was payable quarterly in cash, through the issuance of identical subordinated notes or in any combination thereof, at the option of the Company. Interest expense payable to Adelphia during the nine months ended December 31, 1998 was approximately $0.7 million. As discussed below, on December 31, 1998, no amount was outstanding on the Adelphia note. Also, during the nine months ended December 31, 1998, the Company made advances to Adelphia periodically, for which the Company earned interest totaling approximately $8.4 million. During the period April 1, 1998 to December 31, 1998, the largest amount due from Adelphia at the end of any quarter was approximately $212.3 million.

     Messrs. Drenning and Fowler and former officer Paul Fajerski (the "Management Stockholders") together held approximately 11% of the Company's outstanding common stock prior to the Company's initial public offering (the "IPO") on May 8, 1998, and were parties to a shareholder agreement, as amended ("Shareholder Agreement") with Adelphia. The Shareholder Agreement provided, among other things, (i) that upon the earlier of (a) the termination of employment of any Management Stockholder or (b) after October 7, 1998, such Management Stockholder may put his shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's common stock under the Securities Act and (ii) for certain buy/sell and termination rights and duties among Adelphia and the Management Stockholders. The Shareholder Agreement terminated upon the completion of the Company's IPO on May 8, 1998. Adelphia has also agreed to vote its shares in the Company to elect each Management Stockholder to the Board of Directors of the Company so long as such person is both an employee and a stockholder of the Company. As of September 30, 1999, none of the Management Stockholders was an employee of the Company

     The Company also had entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Management Stockholders. Pursuant to the Loan Agreements, each Management Stockholder borrowed $1 million from the Company. Each of these loans accrued interest at the average rate at which the Company can invest cash on a short-term basis, was secured by a pledge of the borrower's common stock in the Company, and matured upon the completion of the Company's IPO. Each Loan Agreement also provided that any interest accruing on a loan from the date six months after the date of such loan shall be offset by a bonus payment which shall be paid when principal and interest thereon are due and which shall include additional amounts to pay income taxes applicable to such bonus payment. On May 8, 1998, the Management Stockholders each repaid their loan through proceeds from the sale of 66,667 shares of Class B common stock to Adelphia.

     The Company and the Management Stockholders are parties to a registration rights agreement, as amended whereby the Company has agreed to provide the Management Stockholders with one collective demand registration right relating to the common stock owned by them or certain permitted transferees. Such demand registration right may be exercised beginning six months after the completion of the Company's IPO and terminated upon the earlier of (i) the sale or disposition of all of such common stock, (ii) the date on which all such shares of common stock become freely tradable pursuant to Rule 144 or (iii) twelve months after the effectiveness of the demand registration statement.

     The Company and Adelphia have entered into a registration rights agreement, as amended whereby the Company has agreed to provide to Adelphia and certain permitted transferees, with respect to common stock owned by them, two demand registration rights per year under certain conditions, including that any such demand be with respect to shares with a minimum of $10 million in market value, and with certain piggyback registration rights in future public offerings of the common stock. Adelphia's demand registration rights terminate at such time as Adelphia ceases to hold at least $10 million in market value of common stock.

     During the nine months ended December 31, 1998, the Company incurred charges from Adelphia of approximately $3.0 million for the provision to the Company of shared corporate overhead services in areas such as personnel, payroll, management information services, computer services, shared use of office, aircraft and network facilities and support equipment. The Company expects that charges for the provision of similar services by Adelphia to the Company, or by the Company to Adelphia, will continue to be incurred or charged by the Company in the future. The transactions related to the provision of these services have been based on allocation of Adelphia's incremental costs incurred for these services, and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own or the costs which would be charged on a pro-rata allocation of such costs under the Management Services Agreement between the Company and Adelphia dated April 10, 1998, with respect to shared corporate overhead service. During the nine months ended December 31, 1998, the Company (i) paid Adelphia or certain of Adelphia's affiliates, fiber lease payments of approximately $0.1 million and
(ii) paid to entities owned by members of the Rigas Family who are executive officers of the Company approximately $1.0 million for property, plant and equipment and services.

     On May 8, 1998, in connection with the IPO, the Company (i) issued and sold an additional 3,324,001 shares of Class A common stock to Adelphia at a purchase price of $15.00 per share (the public offering price less the underwriting discount, or an aggregate of approximately $49.9 million) and (ii) issued 3,642,666 shares of Class A common stock to Adelphia in exchange for certain of the Company's indebtedness (including the Adelphia Note at fair market value) and payables owed to Adelphia at a purchase price of $15.00 per share (the public offering price less the underwriting discount, or an aggregate of $54.6 million). Also on May 8, 1998, in connection with the resolution of the number of warrants to be issued to MCImetro Access Transmission Services, Inc. ("MCI") pursuant to a prior agreement between MCI and the Company, (i) Adelphia purchased from MCI warrants with a three-year term to purchase an aggregate of 1,421,501 shares of Class A common stock at $6.15 per share, at a purchase price per share paid by Adelphia to MCI of $8.85 per share (of which warrants to purchase 8,975 of such shares were issued on June 5, 1998), (ii) the Company issued a three-year warrant to Adelphia to acquire 200,000 shares of Class A common stock at $16.00 per share, and (iii) the Company paid Adelphia a fee of $0.5 million.

     In April 1998 and in recognition for valuable past service to the Company and as an incentive for future services, the Company authorized the issuance under the 1996 Plan to each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas of (i) stock options (the "Rigas Options") covering 100,000 shares of Class A common stock, which options will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director) and which shall be exercisable at the initial public offering price for the IPO and (ii) phantom stock awards (the "Rigas Grants") covering 100,000 shares of Class A common stock, which phantom awards will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director). At December 31, 1998, no Rigas Options or Rigas Grants have been granted. Also in April 1998, pursuant to an existing agreement, the Company authorized the issuance under the 1996 Plan to each of Messrs. Drenning and Fowler of stock options covering 13,047 shares of Class A common stock with exercise price and vesting terms identical to the Rigas Options. As of September 30, 1999, the only Management Stockholder who was an employee or director was Mr. Fowler.

     On March 2, 1999, Highland Holdings, a partnership owned by the Rigas Family, purchased directly from the Company $100 million aggregate principal amount of the Company's 12% Senior Subordinated Notes due 2007 at a purchase price equal to the principal amount less the discount to the initial purchasers of the other $200 million of such notes sold on that date.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than ten percent of a class of the Company's registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company's directors, officers and more than ten percent stockholders filed on a timely basis all reports due under Section 16(a) for the period from April 1, 1998 through December 31, 1998, except that each of Edward Babcock and James Rigas was late filing one report covering one transaction, and Mr. Metros was late filing two reports each covering one transaction.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 2, 1999 by (i) each person known by the Company to be a beneficial owner of more than 5% of either the Class A Common Stock or Class B Common Stock, (ii) the directors and executive officers and (iii) all directors and executive officers as a group. As of September 2, 1999, there were 23,512,785 shares of Class A Common Sock outstanding and 31,181,077 shares of Class B Common Stock outstanding. Unless otherwise indicated, each of the stockholders in the table has sole voting and investment power with respect to the shares beneficially owned.

                                                                                                                 Total
                                                             Class A                   Class B               Common Stock
                                                           Common Stock              Common Stock                 (%)
                                                     ------------------------  ------------------------  ---------------------
Adelphia Communications Corporation (a)............    6,966,667(b)(c)                 29,125,066                66.0%
John J. Rigas (a)..................................       515,500                         --                      0.9%
James P. Rigas (a).................................       542,500                         --                      1.0%
Michael J. Rigas (a)...............................       502,500                         --                      0.9%
Timothy J. Rigas (a)...............................       492,500                         --                      0.9%
Daniel R. Milliard.................................       576,250(d)                      --                      1.1%
Randolph S. Fowler.................................          (b)                        1,124,978                 2.1%
Pete J. Metros.....................................         3,000                         --                       --
James L. Gray......................................         5,000                         --                       --
All executive officers and directors as a group
 (eight persons)(a)................................      8,126,417(e)                 30,250,044(e)              70.2%
Ardsley Advisory Partners
646 Steamboat Road
Greenwich, Connecticut  06836......................      1,485,000(f)                     --                      2.7%

_____________
(a) The business address of Adelphia Communications Corporation is One North Main Street, Coudersport, PA 16915. In their capacity as executive officers of Adelphia, the following persons share or may be deemed to share voting and dispositive power over the shares of common stock owned by Adelphia, subject to the discretion of the Board of Directors of Adelphia:
     John J. Rigas, James P. Rigas, Michael J. Rigas, Timothy J. Rigas and Daniel R. Milliard. Share amounts shown for John J. Rigas, James P. Rigas, Michael J. Rigas and Timothy J. Rigas each include 492,500 of the same Class A Common Stock shares held by a Rigas family partnership in which each of them is a general partner.

(b) Each share of Class B Common Stock is convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock. Holders of Class A Common Stock are entitled to one (1) vote per share and holders of Class B Common Stock are entitled to ten (10) votes per share on all matters submitted to a vote of stockholders.

(c) The information presented reflects only shares of Class A Common Stock held directly by Adelphia and does not include (i) shares of Class A Common Stock into which Class B Common Stock may be converted or (ii) 1,621,501 shares of Class A Common Stock issuable under warrants held by Adelphia. Assuming the conversion of all Class B Common Stock held by Adelphia into Class A Common Stock and the exercise of all such warrants, Adelphia would beneficially own 71.0% of the Class A Common Stock as of such date.

(d) Mr. Milliard shares voting and investment power over 40,000 of such shares with his spouse. The amount shown includes 81,250 shares subject to stock options granted on April 1, 1999 exercisable within 60 days from the date of this filing.

(e) The information presented includes 6,966,667 shares of Class A Common Stock and 29,125,066 shares of Class B Common Stock held by Adelphia, for which the following executive officers and directors of the Company share or may be deemed to share voting and dispositive power over the shares, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, James
     P. Rigas, Michael J. Rigas, Timothy J. Rigas and Daniel R. Milliard. The information presented excludes 1,621,501 shares of Class A Common Stock issuable under warrants held by Adelphia.

(f) According to a Schedule 13G, the named entity and Philip J. Hempleman, its managing partner, share or may be deemed to share voting and investment power over the shares shown, which represent 6.6% of the outstanding Class A Common Stock and all of which are held by discretionary accounts managed by them.

                                   PROPOSAL 2

                                 CHANGE OF NAME

     On September 22, 1999, the Board of Directors adopted a resolution to amend the Company's Amended and Restated Certificate of Incorporation to change the name of the Company from "Hyperion Telecommunications, Inc." to "Adelphia Business Solutions, Inc." On July 1, 1999, the Company and Adelphia Communications Corporation ("Adelphia"), the Company's majority owner, announced their decision to align the strengths of both organizations and develop a single brand in the communications marketplace by operating the Company under the doing business as (d.b.a.) name of Adelphia Business Solutions.

     Management believes that this change represents another important step in creating a single brand in the converging markets of voice, video and data for both residential and business customers. As comprehensive communications providers of a broad range of services, the Company and Adelphia will focus on creating brand equity under the Adelphia Business Solutions name for business customers, and residential customers. It is anticipated that the Company will pay Adelphia a licensing fee, to be negotiated on a basis which management believes is no more or less favorable than the Company could obtain from an unrelated third party, for the use of Adelphia's name and trademarks as part of joint marketing initiatives.

     The Board of Directors believes that the Company and its stockholders would benefit from the proposed name change.

     The following is the proposed amendment to Article I of the Company's Amended and Restated Certificate of Incorporation:


                                   ARTICLE I

       The name of this corporation is Adelphia Business Solutions, Inc.

     The Board of Directors recommends a vote FOR the amendment to change the name of the Company to "Adelphia Business Solutions, Inc."

                                   PROPOSAL 3

                      INCREASE IN AUTHORIZED CAPITAL STOCK

     On September 22, 1999, the Board of Directors adopted a resolution proposing that Article IV of the Amended and Restated Certificate of Incorporation of the Company be amended to increase the authorized number of shares of Capital Stock of the Company from 455,000,000 to 1,250,000,000, to increase the authorized number of shares of Class A Common Stock of the Company from 300,000,000 to 800,000,000, to increase the authorized number of shares of Class B Common Stock from 150,000,000 to 400,000,000 and to increase the authorized number of shares of Preferred Stock from 5,000,000 to 50,000,000. On September 2, 1999, 23,512,785 shares of Class A Common Stock were issued and outstanding, and 276,487,215 shares were authorized but not outstanding (although 31,181,077 of such shares are reserved for issuance upon conversion of the issued and outstanding Class B Common Stock), 31,181,077 shares of Class B Common Stock were issued and outstanding and 118,818,923 shares were authorized but not outstanding and 250,165 shares of Preferred Stock were issued and outstanding and 4,749,835 shares were authorized but not outstanding. After approval of the proposed amendment by the stockholders, the Company will have the authority to issue 800,000,000 shares of Class A Common Stock of which 776,487,215 will be authorized but not outstanding, 400,000,000 shares of Class B Common Stock of which 368,818,923 shares will be authorized but not outstanding and 50,000,000 shares of Preferred Stock of which 49,749,835 shares will be authorized but not outstanding. The additional 1,145,306,138 shares of common stock would each be part of existing classes of common stock and, if and when issued, would have the same respective rights and privileges as the shares of common stock presently issued and outstanding.

     In the judgment of the Board of Directors, the additional shares of common stock should be authorized so that they will be available for issuance from time to time by action of the Board of Directors if need therefore should arise; for example, if it should become desirable to implement financing through the sale of additional shares of common stock, make an acquisition by the issuance of common stock, or effect a stock dividend or stock split. The Board of Directors believes that increasing the authorized shares of common stock would enable it, if it so chooses, to take actions promptly on behalf of the Company that may involve the issuance of additional shares of common stock without the delay necessarily incident to the convening of a stockholders meeting. After adoption of the proposed amendment, the Board of Directors, without further action by the stockholders, would have authority to issue additional authorized and unissued shares of common stock at such times, for a consideration of such character and value (not less than par), and upon such terms, as it may deem advisable and in accordance with the Delaware General Corporation Law. In certain circumstances, a vote of the stockholders on the issuance of additional shares may be required under the rules of the National Association of Securities Dealers. The Board of Directors believes it is prudent for the Company to have this flexibility. The holders of the Company's common stock are not entitled to preemptive rights.

     Accordingly, the issuance of additional shares of common stock might dilute, under certain circumstances, the ownership and voting rights of stockholders. The proposed increase in the number of shares of common stock the Company is authorized to issue is not intended to inhibit a change of control of the Company. The availability for issuance of additional shares of common stock could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to acquire control of the Company.

     As of the date of this proxy statement, the Board of Directors does not have any plans, agreements or commitments for the issuance of additional shares of common stock for which the current authorized but unissued shares of common stock would be insufficient for any such stock issuance without the adoption of the proposed amendment to the Company's Amended and Restated Certificate of Incorporation.

     The Board of Directors also believes that it is advisable to authorize the issuance of 45,000,000 additional shares of Preferred Stock. The additional Preferred Stock would be available to the Company for issuance in one or more series as determined in the future by the Board of Directors. The Board of Directors would be empowered to fix, among other things, the designation of and number of shares to comprise each series and the relative rights, preferences and privileges of shares of each series, including the dividends payable thereon, voting rights, conversion rights, the price and terms on which shares may be redeemed, the amounts payable upon such shares in the event of voluntary or involuntary liquidation and any sinking fund provisions for redemption or purchases of such shares. The Board of Directors believes that increasing the authorized shares of Preferred Stock would provide the Company with additional flexibility concerning possible future acquisitions and financing and enable it to quickly capitalize on such opportunities.

     As of the date of this proxy statement, the Board of Directors does not have any plans, agreements or commitments for the issuance of additional shares of Preferred Stock.

     There may be, however, certain disadvantages to the additional flexibility afforded the Company as a result of the authorization of the additional shares of Preferred Stock. The adoption of the proposed amendment will permit the Company to issue additional shares of Preferred Stock having voting rights, thus diluting the voting and ownership interest of existing stockholders. The Board of Directors could also issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then-current market price of such stock. The Board of Directors of the Company does not have any commitment or understanding relating to the issuance of the Preferred Stock in any future transaction.

     The following is the proposed amendment to the first paragraph of Article IV of the Company's Amended and Restated Certificate of Incorporation:


                                   ARTICLE IV

     The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is 1,250,000,000 shares which shall be divided as follows: (i) 800,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"); (ii) 400,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") (collectively, the Class A Common Stock and the Class B Common Stock is referred to herein as the "Common Stock"); and (iii) 50,000,000 shares of the Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The designations and the powers; preferences; and relative, participating, optional or other rights of the capital stock; and the qualifications, limitations or restrictions thereof are as follows:

     If the proposed amendment is adopted by the stockholders, we plan to file a Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be effective as soon as practicable following the Annual Meeting.

     The Board of Directors recommends a vote FOR the amendment to increase the authorized capital stock of the Company.

                TRANSITION REPORT ON FORM 10-K TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     A COPY OF THE TRANSITION REPORT ON FORM 10-K (EXCLUDING EXHIBITS) OF THE COMPANY FOR THE PERIOD FROM APRIL 1, 1998 TO DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED FREE OF CHARGE, UPON WRITTEN REQUEST, TO STOCKHOLDERS WHO HAVE NOT PREVIOUSLY RECEIVED A COPY FROM THE COMPANY. WRITTEN REQUESTS MAY BE DIRECTED TO THE SECRETARY, HYPERION TELECOMMUNICATIONS, INC., ONE NORTH MAIN STREET, COUDERSPORT, PENNSYLVANIA 16915.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, however, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

     The Company will pay the expense in connection with the printing, assembling and mailing to the holders of capital stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

     The Company's certified public accountants during the nine-month period ended December 31, 1998 were, and for fiscal 1999 will be, Deloitte & Touche LLP. Such accountants are not expected to attend the Annual Meeting.

Stockholder Proposals

     Stockholders who intend to submit a proposal at the Annual Meeting of the stockholders of the Company expected to be held in October 2000 must submit such proposal to the attention of the Secretary of the Company at the address of its executive offices no later than May 1, 2000.

                                   APPENDIX A
                               TABLE OF CONTENTS

Selected Financial Data................................................................   A-2
Management's Discussion and Analysis of Financial Condition and Results of Operations..   A-5
Quantitative and Qualitative Disclosure About Market Risk..............................  A-14
Independent Auditors' Report...........................................................  A-15
Consolidated Balance Sheets, March 31, 1998 and December 31, 1998......................  A-16
Consolidated Statements of Operations, Years Ended March 31, 1997 and 1998 and
    Nine Months Ended December 31, 1998................................................  A-17
Consolidated Statements of Common Stock and Other Stockholders' Equity (Deficiency),
    Years Ended March 31, 1997 and 1998 and Nine Months Ended December 31, 1998........  A-18
Consolidated Statements of Cash Flows, Years Ended March 31, 1997 and 1998 and
    Nine Months Ended December 31, 1998................................................  A-19
Notes to Consolidated Financial Statements.............................................  A-20
Market for the Company's Common Equity and Related Stockholder Matters.................  A-39

     The following selected consolidated financial data as of and for each of the four years in the period ended March 31, 1998 and the nine months ended December 31, 1998 have been derived from the audited consolidated financial statements of the Company and the related notes thereto. These data should be read in conjunction with the consolidated financial statements and related notes thereto for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement. The balance sheet data as of March 31, 1995, 1996 and 1997 and the statement of operations data and the other Company data with respect to the fiscal years ended March 31, 1995 and 1996 have been derived from audited consolidated financial statements of the Company not included herein.



                                                                                                                   Nine Months
                                                                    -------------------------------------------       Ended
                                                                               Year Ended March 31,                December 31,
                                                                    ------------------------------------------- ----------------
                                                                      1995       1996       1997        1998           1998
                                                                    ---------  ---------  ---------  ----------  ----------------
Statement of Operations Data (a):                                         (Dollars in thousands, except per share amounts)
 Revenues.........................................................  $  1,729   $  3,322   $  5,088   $  13,510         $  34,776
 Operating expenses:
  Network operations..............................................     1,382      2,690      3,432       7,804            18,709
  Selling, general and administrative.............................     2,524      3,084      6,780      14,314            35,341
  Depreciation and amortization...................................       463      1,184      3,945      11,477            26,671
                                                                    --------   --------   --------   ---------         ---------
 Operating loss...................................................    (2,640)    (3,636)    (9,069)    (20,085)          (45,945)
 Gain on sale of investment.......................................       ---        ---      8,405         ---               ---
 Interest income..................................................        39        199      5,976      13,304            10,233
 Interest income--affiliate.......................................       ---        ---        ---         ---             8,395
 Interest expense and fees........................................    (3,321)    (6,088)   (28,377)    (49,334)          (38,638)
 Other income.....................................................       ---        ---        ---         ---             1,113
 Equity in net loss of joint ventures.............................    (1,799)    (4,292)    (7,223)    (12,967)           (9,580)
 Net loss.........................................................    (7,692)   (13,620)   (30,547)    (69,082)          (74,185)
 Dividend requirements applicable to preferred stock..............       ---        ---        ---     (12,409)          (21,117)
 Net loss applicable to common stockholders.......................    (7,692)   (13,620)   (30,547)    (81,491)          (95,302)
 Basic and diluted net loss per weighted average
  share of common stock...........................................    $(0.24)    $(0.42)    $(0.89)     $(2.33)           $(1.80)
 Common stock dividends...........................................       ---        ---        ---         ---               ---

Other Company Data (a):
 EBITDA (b).......................................................  $ (2,177)  $ (2,452)  $ (5,124)  $  (8,608)        $ (19,274)
 Capital expenditures and Company investments (c).................    10,376     18,899     79,396     132,889           215,770
 Cash used in operating activities................................    (2,130)      (833)    (4,823)     (6,333)           (8,810)
 Cash used in investing activities................................   (10,376)   (18,899)   (72,818)   (266,604)         (200,458)
 Cash provided by financing activities............................    12,506     19,732    137,455     443,873           221,088

                                                                              As of March 31,                As of December 31,
                                                                -------------------------------------------  ------------------
                                                                  1995       1996       1997        1998            1998
                                                                ---------  ---------  ---------  ----------  ------------------
                                                                                    (Dollars in thousands)
Balance Sheet Data (a):
 Cash and cash equivalents....................................  $    ---   $    ---   $ 59,814   $ 230,750             $242,570
 Total assets.................................................    23,212     35,269    174,601     639,992              836,342
 Long term debt and exchangeable redeemable
  preferred stock.............................................    35,541     50,855    215,675     735,980              722,783
 Common stock and other stockholders' equity
  (deficiency)................................................   (13,703)   (27,323)   (50,254)   (118,991)              74,031

--------------
(a) The data presented represents financial information for the Company and its consolidated subsidiaries. As of December 31, 1998, 10 of the Company's networks were owned by joint ventures in which it owned an interest of 50% or less, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(c) For the fiscal years ended March 31, 1995, 1996, 1997 and 1998 and the nine months ended December 31, 1998, the Company's capital expenditures (including capital expenditures relating to its wholly owned operating companies) were $2.9, $6.1, $24.6, $68.6 and $146.8 million, respectively, and the Company's investments in its less than wholly owned operating companies were $7.5, $12.8, $34.8, $64.3 and $69.0 million, respectively, for the same periods. Furthermore, during the fiscal year ended March 31, 1997, the Company invested $20.0 million in fiber assets and a senior secured note.

          Supplemental Operating Company Financial and Operating Data

     The following supplemental unaudited financial results and network operating data of Hyperion and its operating companies is derived from Company information. All financial results are presented on an Adjusted GAAP basis (see note (a) below). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplementary Operating Company Financial Analysis." The Company reports its interest in its 50% or less owned networks pursuant to the equity method of accounting consistent with generally accepted accounting principles. As a result, the financial information set forth below is not indicative of the Company's overall financial position or results of operations.


ADJUSTED GAAP (a)


                                                                                                Unaudited
                                                                                                                  Nine Months
                                                                                                  Year                Ended
                                                                                             Ended March 31,      December 31,
                                                                                         -----------------------  -------------
                                                                                            1997        1998          1998
                                                                                         ----------  -----------  -------------
                                                                                                (Dollars in thousands)
Operating revenue......................................................................   $ 14,159    $  27,255      $  47,336
Direct operating expenses..............................................................      8,018       12,894         22,432
                                                                                          --------    ---------      ---------

Gross margin...........................................................................      6,141       14,361         24,904

Selling, general and administrative expenses...........................................     11,829       21,845         39,608
Depreciation and amortization expense..................................................     26,793       36,079         39,101
                                                                                          --------    ---------      ---------

Operating loss.........................................................................    (32,481)     (43,563)       (53,805)
Interest income........................................................................      6,035       13,175         10,345
Interest income--affiliate.............................................................        ---          527          8,396
Interest expense.......................................................................    (30,948)     (52,420)       (39,597)
Other income...........................................................................      8,146          ---          1,113
                                                                                          --------    ---------      ---------

Net loss...............................................................................    (52,874)     (90,005)       (82,309)
Dividend requirements applicable to preferred stock....................................        ---      (12,409)       (21,117)
                                                                                          --------    ---------      ---------

Net loss applicable to common stockholders.............................................   $(52,874)   $(102,414)     $(103,426)
                                                                                          ========    =========      =========

Basic and diluted net loss per weighted average share
 of common stock.......................................................................     $(1.54)      $(2.93)        $(1.95)
                                                                                          ========    =========      =========

Weighted average shares of common stock outstanding (in  thousands)....................     34,421       34,986         53,035
                                                                                          ========    =========      =========

Other Operating Data:
 EBITDA (b)............................................................................   $ (5,688)   $  (7,484)     $ (14,704)
 Capital Expenditures..................................................................     74,170      115,519        158,059


                                                                                            As of March 31,         December 31,
                                                                                         ----------------------    ------------
                                                                                            1997         1998           1998
                                                                                          --------    ---------      ---------
Other Network Data:
 Gross property, plant & equipment (in thousands) (c)..................................   $169,174    $ 336,473      $ 533,719
 Networks (d)..........................................................................         21           22             22
 Markets served (e)....................................................................         33           46             46
 Route miles (e).......................................................................      3,461        5,363         15,005
 Fiber miles (e).......................................................................    166,131      249,672        369,777
 Buildings w/ customers................................................................      1,270        1,909          6,460
 LEC central offices collocated........................................................        104          113            123
 Access lines sold.....................................................................      7,000       41,500        133,686
 Access lines installed................................................................      1,450       23,200        110,005
 Switches installed (f)................................................................          7           17             20
 Employees (g).........................................................................        261          571            969

(a) The adjusted GAAP financial data presented represents the collective sum of Hyperion and Hyperion's economic interest in each of the operating companies it owns and manages at Hyperion's ownership percentage adjusted for the consolidation of certain joint ventures (Buffalo, Syracuse, New Jersey, Louisville, Lexington, Harrisburg, Richmond, Jacksonville and Wichita). While this presentation format is not in accordance with generally accepted accounting principles ("GAAP"), management of Hyperion believes that this format depicts the operational progress, and the associated economic effect on Hyperion, of the Company's results of operations. Network Data is derived from the operating companies' records and presents information for the Company's networks.
(b) EBITDA and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(c) Represents adjusted GAAP property, plant and equipment (before accumulated depreciation) of the networks, the NOCC and the Company.
(d) Includes networks under construction.
(e) Data as of March 31, 1997 excludes networks under construction. Data as of March 31, 1998 and December 31, 1998 includes networks under construction.
(f) Represents Lucent 5ESS switches or remote switch modules which deliver full switch functionality.
(g) Employees includes employees of both the operating companies and the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands except per share amounts)

Overview

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this proxy statement, including Management's Discussion and Analysis of Financial Condition and Results of Operations, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These "forward looking statements" can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, the cost of availability of capital, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, Year 2000 issues, product acceptance, technological developments and changes in the competitive environment in which the Company operates. Persons reading this proxy statement are cautioned that forward-looking statements herein are only predictions, that no assurance can be given that the future results will be achieved, and that actual events or results may differ materially as a result of the risks and uncertainties facing the Company.

     The "Company" or "Hyperion" means Hyperion Telecommunications, Inc. together with its majority-owned subsidiaries, except where the context otherwise requires. Unless the context otherwise requires, references herein to the "networks" or the "Company's networks" mean the (a) 22 telecommunications networks (in 46 markets served) in operation or under construction (the "Existing Networks") owned as of December 31, 1998 by 20 Operating Companies (which, as defined herein, are (i) wholly and majority owned subsidiaries of the Company or (ii) joint venture partnerships and corporations managed by the Company and in which the Company holds less than a majority equity interest with one or more other partners) and (b) additional networks under development (the "New Networks") as of such date.

     Hyperion is a super-regional provider of communications services offering a full range of communications services to customers that include businesses, governmental and educational end users and other telecommunications service providers throughout the eastern United States. The Company provides these customers with communications services such as local switch dial tone, long distance service, high speed data, and Internet connectivity. The customer has a choice of receiving these services individually or as part of a bundle of services, which is typically priced at a discount when compared to the price of the individual services. In order to take advantage of the improved economic returns from providing services over the Company's own network system (having "on-net" traffic), the Company is in the process of significantly expanding the reach of its network system. This network system expansion includes the purchase, lease or construction of fiber optic network facilities in more than 50 new markets and the interconnection of all of the Company's existing and new markets with the Company's own fiber optic network facilities, as well as implementing various technologies including Dense Wave Division Multiplexing ("DWDM") to provide greater bandwidth capacity on the Company's local and long-haul network system.

     By the year 2001, Hyperion expects to serve most of the major cities in the eastern half of the United States. The Company currently provides communications services in 46 markets and plans to introduce services in more than 50 new markets, expanding Hyperion's presence to approximately 30 states. At December 31, 1998, the Company had installed 20 Lucent 5ESS switches or remote switching modules and plans to put in operation during 1999 nine additional regional switches (the "super switches"). Once fully installed, the Company's fiber optic backbone will connect each of the Company's markets. This fully redundant, 16,000 route mile network system will support Hyperion's full line of communications service offerings. The Company has chosen the eastern half of the United States as its overall target market because it presents an opportunity for rapid growth. Once fully deployed, management believes that the Company's network system will encompass over 26 million addressable business access lines (approximately 34% of the nation's population), which currently generate annual estimated communications services revenues of over $50,000,000.

     The Company has experienced initial success in the sale of business access lines with approximately 133,686 access lines sold as of December 31, 1998, of which approximately 110,005 lines are installed. This represents an addition of 39,726 access lines sold and 32,871 access lines installed during the quarter ended December 31, 1998. As of December 31, 1998, approximately 63% of these access lines are provisioned entirely on the Company's network ("on-net lines") with the remainder being a combination of unbundled loops or total service resale from LEC networks.

Financing and Acquisition Transactions

     On May 8, 1998, Hyperion issued and sold 12,500,000 shares of Class A common stock at a price to the public of $16.00 per share (the "IPO"). Simultaneously with the closing of the IPO, Hyperion issued and sold an additional 3,324,001 shares of Class A common stock to Adelphia at a purchase price of $15.00 per share (or an aggregate of approximately $49,900). In addition, at such closing, Hyperion issued 3,642,666 shares of Class A common stock to Adelphia in exchange for certain of Hyperion's indebtedness and payables owed to Adelphia at a purchase price of $15.00 per share (or an aggregate of $54,600). In a related transaction, on June 5, 1998, Hyperion issued and sold 350,000 shares of Class A common stock at the $16.00 IPO price pursuant to the underwriters' over-allotment option in the IPO. At December 31, 1998, Adelphia owned approximately 66% of the Hyperion outstanding common stock and approximately 86% of the total voting power.

     On March 2, 1999 Hyperion issued $300,000 of 12% Senior Subordinated Notes due 2007 (the "Subordinated Notes"). An entity controlled by members of the Rigas family, controlling stockholders of Adelphia, purchased $100,000 of the Subordinated Notes directly from Hyperion at a price equal to the aggregate principal amount less the discount to the initial purchasers. The net proceeds of approximately $295,000 were or will be used to fund Hyperion's acquisition of interests held by local partners in certain of its markets and will be used to fund capital expenditures and investments in its networks and for general corporate and working capital purposes.

     On March 23, 1999, Hyperion consummated a purchase agreement with Multimedia, Inc. ("Multimedia"), the parent of its local partner in the Wichita, KS market, whereby Multimedia received approximately $9,778 in cash for Multimedia's ownership interest in this network. In addition, Hyperion will be responsible for the payment of fiber lease liabilities due to Multimedia in the amount of approximately $2,800 which are payable over the next six years. As a result of the transaction, the Hyperion ownership in Wichita increased to 100%.

     On March 31, 1999, Hyperion consummated purchase agreements with subsidiaries of MediaOne of Colorado, Inc. ("MediaOne"), its local partners in the Jacksonville, FL and Richmond, VA networks, whereby MediaOne received approximately $81,520 in cash for MediaOne's ownership interests in these networks. In addition, Hyperion will be responsible for the payment of fiber lease liabilities due to MediaOne in the amount of approximately $14,500 which are generally payable over the next ten years. As a result of the transactions, Hyperion's ownership interest in each of these networks increased to 100%. Together with the Multimedia acquisition, these transactions are referred to below as the "Roll-ups."

     On March 31, 1999, Hyperion entered into purchase agreements with Entergy Corporation ("Entergy"), the parent of its local partner in the Baton Rouge, LA, Little Rock, AR and Jackson, MS markets, whereby Entergy will receive $35,776 in cash for Entergy's ownership interests in these markets. Upon consummation of this transaction, which is subject to normal closing conditions and regulatory approvals, the Company's ownership interest in each of these networks will increase to 100%.

Results of Operations

     Change of Year End. On March 30, 1999, the Board of Directors of Hyperion approved a change in Hyperion's fiscal year from March 31 to December 31. The decision was made to conform to general industry practice and for administrative purposes. The change became effective for the nine months ended December 31, 1998.

Nine months Ended December 31, 1998 in Comparison with Nine months Ended December 31, 1997

     Revenues increased 300% to $34,776 for the nine months ended December 31, 1998, from $8,690 for the same period in the prior fiscal year. Growth in revenues of $26,086 resulted from an increase in revenues from majority and wholly-owned Operating Companies of approximately $27,171 as compared to the same period in the prior fiscal year due to the continued expansion of the Company's customer base, its success in the roll out of switched services as a result of the retail end user strategy adopted by the Company and the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks. Management fees from non-consolidated subsidiaries decreased $1,085 as compared to the same period in the prior fiscal year primarily due to the consolidation of the above mentioned networks.

     Network operations expense increased 255% to $18,709 for the nine months ended December 31, 1998 from $5,263 for the same period in the prior fiscal year. The increase was attributable to the expansion of operations at the NOCC, and the increased number and size of the operations of the Operating Companies which resulted in increased employee related costs and equipment maintenance costs and the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks.

     Selling, general and administrative expense increased 288% to $35,341 for the nine months ended December 31, 1998 from $9,099 for the same period in the prior fiscal year. The increase was due primarily to increased expense associated with the network expansion plan, an increase in the sales force in the Existing Networks and an increase in corporate overhead costs to accommodate the growth in the number, size and operations of Operating Companies managed and monitored by the Company, as well as the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks.

     Depreciation and amortization expense increased 280% to $26,671 during the nine months ended December 31, 1998 from $7,027 for the same period in the prior fiscal year primarily as a result of increased amortization of deferred financing costs and increased depreciation resulting from the higher depreciable asset base at the NOCC and the majority and wholly owned Operating Companies and the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks.

  Interest income for the nine months ended December 31, 1998 increased 33% to $10,233 from $7,675 for the same period in the prior fiscal year as a result of increased cash and cash equivalents and U.S. Government securities due to the investment of the proceeds of the 12 1/4% Senior Secured Notes, the 12 7/8% Senior Exchangeable Redeemable Preferred Stock and the IPO, partially offset by demand advances made to Adelphia.

     Interest income--affiliate for the nine months ended December 31, 1998 increased to $8,395 from $276 as a result of demand advances made to Adelphia during the current period.

     Interest expense increased 8% to $38,638 during the nine months ended December 31, 1998 from $35,934 for the same period in the prior fiscal year. The increase was attributable to the interest on the 12 1/4% Senior Secured Notes partially offset by the reduction of interest expense associated with the reduced amounts payable to Adelphia and higher interest capitalized on networks under construction.

     Equity in net loss of joint ventures increased to $9,580 during the nine months ended December 31, 1998 from $9,284 for the same period in the prior fiscal year. The net losses of the nonconsolidated Operating Companies for the nine months ended December 31, 1998 were primarily the result of increased revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network. The increase was partially offset by the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks for the current period.

     The number of non-consolidated Operating Companies paying management fees to the Company was 8 at December 31, 1998. These Operating Companies and networks under construction paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $2,724 for the nine months ended December 31, 1998, as compared with $3,809 for the same period in the prior fiscal year. The non-consolidated Operating Companies' net losses, including networks under construction, for the nine months ended December 31, 1997 and 1998 aggregated approximately $13,719 and $22,325 respectively.

     Preferred stock dividends increased by 264% to $21,117 for the nine months ended December 31, 1998 from $5,794 for the same period in the prior fiscal year. The increase is due to the preferred stock which was issued in October 1997.

Year ended March 31, 1998 in comparison with year ended March 31, 1997

     Revenues increased 166% to $13,510 for the fiscal year ended March 31, 1998, from $5,088 in the prior fiscal year. Growth in revenues of $8,422 resulted primarily from majority and wholly-owned Operating Companies' revenues which increased approximately $6,800 as compared to the prior fiscal year due to increases in the customer base and the impact of consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg Operating Companies. Management fees from nonconsolidated Operating Companies increased $1,582 over the prior fiscal year due to a full year of operation in Philadelphia and the commencement of operations in the markets served in partnership with Entergy.

     Network operations expense increased 127% to $7,804 in Fiscal 1998 from $3,432 in the prior fiscal. The increase was attributable to the expansion of operations at the NOCC, and the increased number and size of the operations of the Operating Companies which resulted in increased employee related costs and equipment maintenance costs and the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg Operating Companies.

     Selling, general and administrative expense increased 111% to $14,314 in Fiscal 1998 from $6,780 in the prior fiscal year. The increase was due to an increase in the sales required to support the existing networks, corporate and NOCC overhead cost increases to accommodate the growth in the number and size of the Operating Companies and the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg Operating Companies.

     Depreciation and amortization expense increased 191% to $11,477 during Fiscal 1998 from $3,945 in the prior fiscal year primarily as a result of increased depreciation resulting from higher capital expenditures at the NOCC and the consolidated Operating Companies and the amortization of costs incurred in connection with the issuance of the 12 1/4% Senior Secured Notes.

     Gain on sale of investment for Fiscal 1997 was due to the sale of the Company's 15.7% partnership interest in TCG of South Florida to Teleport Communications Group Inc. on May 16, 1996 for an aggregate sale price of approximately $11,600. This sale resulted in a gain of $8,405. No such sale occurred during Fiscal 1998.

     Interest income for Fiscal 1998 increased to $13,304 from $5,976 in the prior fiscal year as a result of interest income earned on investment of the proceeds of the 12 1/4% Senior Secured Notes, the 12 7/8% Senior Exchangeable Redeemable Preferred.

     Interest expense and fees increased 74% to $49,334 during Fiscal 1998 from $28,377 in the prior fiscal year. The increase was attributable to incremental non-cash interest expense associated with the 13% Senior Discount Notes and interest expense associated with the 12 1/4% Senior Secured Notes.

     Equity in net loss of joint ventures increased by 80% to $12,967 in Fiscal 1998 from $7,223 in the prior fiscal year as more non-consolidated Operating Companies began operations. The net losses of the non-consolidated Operating Companies for Fiscal 1998 were primarily the result revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the non-consolidated Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

     The number of non-consolidated Operating Companies paying management fees to the Company decreased form 12 at March 31, 1997 to 8 at March 31, 1998. These networks paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $4,786 for Fiscal 1998, an increase of approximately $1,582 over prior fiscal year. The non-consolidated networks' net losses, including networks under construction, for Fiscal 1998 aggregated approximately $19,923.

     Dividend requirements applicable to preferred stock during the year ended March 31, 1998 resulted from the 12 7/8% Senior Exchangeable Redeemable Preferred Stock issued in October 1997.

Supplementary Operating Company Financial Analysis

     The Company believes that historically, working with local partners to develop markets has enabled the Company to build larger networks in a rapid and more cost effective manner then it could have on its own. As of December 31, 1998, the Company had joint ventures covering 10 networks with local partners where the Company owns 50% or less of each joint venture. In three of these joint ventures, the Company has recently purchased its local partners' interest. As a result of the Company's historic ownership position in these joint ventures, a substantial portion of the Operating Companies' historic results are reported by the Company on the equity method of accounting for investments which only reflects the Company's pro rata share of net income or loss of the unconsolidated Operating Companies. Because of the recently completed Roll-ups, the historical Generally Accepted Accounting Principles ("GAAP") presentation of the assets, liabilities and results of operations of the Company does not represent a complete measure of the financial position, growth or operations of the Company.

     In order to provide an additional measure of the financial position, growth and performance of the Company and its Operating Companies, management of the Company analyzes financial information of the Operating Companies on an adjusted GAAP basis. Adjusted GAAP reflects Hyperion's consolidated GAAP financial position and results of operations adjusted for the inclusion of certain operating companies (Buffalo, Syracuse, New Jersey, Louisville, Lexington, Harrisburg, Richmond, Jacksonville, and Wichita) which were either purchased in February 1998 or are involved in the Roll-ups, as more fully described in "Item 1-Business, Recent Developments" in the Company's Transition Report on Form 10-K for the nine months ended December 31. 1998. All adjusted GAAP results of operations are presented as if Hyperion consolidated all Operating Companies which were either purchased in February 1998 or are involved in the Roll-ups during the entire period presented. This financial information, however, is not indicative of the Company's overall historical financial position or results of operations.


Summary adjusted GAAP information:

                                                                     Nine Months Ended
                                                                        December 31,
                                                                  1997               1998
                                                              -----------       ------------
Adjusted GAAP revenue                                            $ 18,715           $  47,336
Adjusted GAAP EBITDA                                               (5,086)            (14,704)
Adjusted GAAP operating loss                                      (31,719)            (53,805)
Adjusted GAAP net loss applicable to common stockholders          (72,913)           (103,426)
Adjusted GAAP capital expenditures                                 76,029             158,059
Adjusted GAAP gross property, plant and equipment                 386,089             533,719


     For the nine months ended December 31, 1998, adjusted GAAP revenue increased 153% to $47,336 as compared to $18,715 for the same period in the prior fiscal year. The increase in revenues resulted from the continued expansion of the Company's customer base and its success in the roll out of switched services as a result of the retail end user strategy adopted by the Company.

     For the nine months ended December 31, 1998, adjusted GAAP EBITDA loss was $14,704 as compared to $5,086 for the same period in the prior fiscal year. The increase in adjusted GAAP EBITDA loss for the nine months ended December 31, 1998 was due primarily to increased selling, general, and administrative expenses as a result of the increase in direct sales and marketing distribution channels as the Company has aggressively moved to an end-user strategy over the past year, focusing on medium to large business customers, governmental and educational end-user and other telecommunications service providers, and was also due to increased costs associated with the Company's New Network expansion efforts.

     For the nine months ended December 31, 1998, adjusted GAAP operating loss was $53,805 as compared to $31,719 for the same period in the prior fiscal year. The increase in adjusted GAAP operating loss was due primarily to the above mentioned increase in selling, general and administrative expenses and increased depreciation and amortization expense resulting from a higher depreciable asset base.

     For the nine months ended December 31, 1998, adjusted GAAP net loss applicable to common stockholders was $103,426 as compared to $72,913 for the same period in the prior fiscal year. The increase in adjusted GAAP net loss applicable to common stockholders was due primarily to the above mentioned increase in selling, general and administrative expenses, increased depreciation and amortization, increased equity in net loss of joint ventures and increased preferred stock dividends associated with the Company's financing activities. In particular, depreciation and amortization increased substantially due to the significant capital investment the Company has made and the consolidation of the Operating Companies involved in the February 1998 acquisitions and the Roll-ups.

     During the nine months ended December 31, 1998, the Company and its Operating Companies invested $200,331 in capital expenditures, of which Hyperion's adjusted GAAP share was $158,059.

Liquidity and Capital Resources

     The development of the Company's business and the installation and expansion of the Operating Companies' networks, as well as the development of the New Networks, combined with the construction of the Company's NOCC, have resulted in substantial capital expenditures and investments during the past several years. Capital expenditures by the Company were $39,775 and $146,752 for the nine months ended December 31, 1997 and 1998, respectively. Further, investments made by the Company in nonconsolidated Operating Companies and in LMDS licenses were $53,194 and $69,018 for the nine months ended December 31, 1997 and 1998, respectively. The significant increase in capital expenditures for the nine months ended December 31, 1998 as compared with the same period in the prior fiscal year is largely attributable to capital expenditures necessary to develop the Existing Networks and the New Networks, as well as the fiber purchases to interconnect the networks. The Company expects that it will continue to incur substantial capital expenditures in this development effort. The Company also expects to continue to fund operating losses as the Company develops and grows its business. For information regarding recent transactions affecting the Company's liquidity and capital resources, see "Financing and Acquisition Transactions."

     The Company has experienced negative operating and investing cash flow since its inception. A combination of operating losses, substantial capital investments required to build the Company's networks and its state-of-the-art NOCC, and incremental investments in the Operating Companies has resulted in substantial negative cash flow.

     Expansion of the Company's Existing Networks and services and the development of New Networks and additional networks and services requires significant capital expenditures. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and Existing Networks, (iii) the design, construction and development of New Networks and (iv) the acquisition of additional ownership interests in Existing Networks or New Networks. The Company has made substantial capital investments and investments in Operating Companies in connection with the installation of 5ESS switches or remote switching modules in all of its Existing Networks and plans to install regional super switches in certain key New Networks when such New Networks are operational. To date, the Company has installed switches in 20 of its Existing Networks and plans to provide such services in all of its New Networks on a standard switching platform based on Lucent 5 switch technology. In addition, the Company intends to increase spending on marketing and sales significantly in the foreseeable future in connection with the expansion of its sales force and marketing efforts generally. The Company also plans to purchase its partners' interest in the Operating Companies when it can do so at attractive economic terms. The Company estimates that it will require approximately $400,000 to fund the Roll-ups, the Entergy acquisition, anticipated capital expenditures, working capital requirements and operating losses and pro rata investments in the Operating Companies from January 1999 through the end of March 2000. The Company believes that the net proceeds from the offering of the Subordinated Notes, together with its existing cash balance and internally generated funds, will be sufficient to fund the Rollups, the Entergy acquisition, the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the Operating Company's capital expenditures through the fiscal quarter ended September 30, 2000. In addition, there can be no assurance
(i) that the Company's future cash requirements will not vary significantly from those presently planned due to a variety of factors including acquisition of additional networks, development of the LMDS spectrum, continued acquisition of increased ownership in its networks and material variances from expected capital expenditure requirements for Existing Networks and New Networks or (ii) that anticipated financings, local partner investments and other sources of capital will become available to the Company. In addition, it is possible that expansion of the Company's networks may include the geographic expansion of the Company's existing clusters and the development or acquisition of other new markets not currently planned. The Company expects to continue to build new networks in additional markets, which have broader geographic coverage and require higher capital outlays than those with partners in the past. The Company also has funded the purchase of certain partnership interests and expects to fund additional purchases of partnership interests.

     The Company will need substantial additional funds to fully fund its business plan. The Company expects to fund its capital requirements through existing resources, credit facilities and vendor financings at the Company and Operating Company levels, internally generated funds, equity invested by local partners in Operating Companies and additional debt or equity financings, as appropriate, and expects to fund its purchase of partnership interests of local partners through existing resources, internally generated funds and additional debt or equity financings, as appropriate. There can be no assurances, however, that the

Company will be successful in generating sufficient cash flow or in raising sufficient debt or equity capital on terms that it will consider acceptable, or at all.

Recent Accounting Pronouncements

     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," has been issued and is effective for fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management of the Company has not completed its evaluation of the impact of the impact of SFAS No. 133 on the Company's financial statements.

     Statement of Position ("SOP") 98-5, "Reporting on the Cost of Start-Up Activities", has been issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start up costs and organizational costs. It requires such costs to be expensed as incurred. Management of the Company believes that SOP 98-5 will not have a material impact on the Company's financial statements.

Year 2000 Issues

     The year 2000 issue refers to the inability of computerized systems and technologies to recognize and process dates beyond December 31, 1999. This could present risks to the operation of the Company's business in several ways. The Company is evaluating the impact of the year 2000 issue on its business applications and its products and services. The evaluation includes a review of the Company's information technology systems, telephony equipment and other embedded technologies. A significant portion of the Company's computerized systems and technologies have been developed, installed or upgraded in recent years and are generally more likely to be year 2000 ready. The Company is also evaluating the potential impact as a result of its reliance on third-party systems that may have year 2000 issues.

     Computerized business applications that could be adversely affected by the year 2000 issue include:

 .  information processing and financial reporting systems,

 .  customer billing systems,

 .  customer service systems,

 .  telecommunication transmission and reception systems, and

 .  facility systems.

     System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Customers could also experience a temporary inability to receive or use the Company's products and services.

     The Company has developed a program to assess and address the year 2000 issue. This program consists of the following phases:

 .  inventorying and assessing the impact on affected technology and systems,

 .  developing solutions for affected technology and systems,

 .  modifying or replacing affected technology and systems,

 .  testing and verifying solutions,

 .  implementing solutions, and

 .  developing contingency plans.

     The Company has substantially completed inventorying and assessing the affected computerized systems and technologies. The Company is in various stages of its year 2000 compliance program with respect to the remaining phases as it relates to the affected systems and technologies.

     The Company has engaged a consulting firm familiar with its financial reporting systems. This firm has developed and tested year 2000 solutions that the Company is in the process of implementing. The Company expects its financial reporting systems to be year 2000 compliant by July 1999.

     A third-party billing vendor currently facilitates customer billing. The Company is currently in the process of testing an in-house service ordering, provisioning, maintenance and billing system that would replace the third-party billing vendor. The Company expects to have this new system implemented by September 1999. On a contingency basis, the third-party vendor has provided a written statement that it will certify it is fully year 2000 compliant by August 1999.

     Telecommunication plant rebuilds and upgrades in recent years have minimized the potential impact of the year 2000 issue on the Company's facilities, customer service, telecommunication transmission and reception systems. The Company is engaged in a comprehensive internal inventory and assessment of all hardware components and component controlling software throughout its telecommunication networks. The Company expects to implement any hardware and software modifications, upgrades or replacements resulting from the internal review by August 1999.

     Through December 31, 1998, costs incurred directly related to addressing the year 2000 issue totaled $350. The Company has also redeployed internal resources to meet the goals of its year 2000 program. The Company currently estimates the total cost of its year 2000 remediation program to be approximately $775. Although the Company will continue to incur substantial capital expenditures in the ordinary course of meeting its telecommunications system upgrade goals through the year 2000, it will not specifically accelerate its expenditures to facilitate year 2000 readiness, and accordingly such expenditures are not included in the above estimate.

     The Company has begun communicating with others with whom it does significant business to determine their year 2000 readiness and to determine the extent to which the Company is vulnerable to year 2000 issues related to those third parties. The Company purchases much of its technology from third parties. There can be no assurance that the systems of other companies on which the Company's systems rely will be year 2000 ready or timely converted into systems compatible with the Company systems. The Company's failure or a third-party's failure to become year 2000 ready or the Company's inability to become compatible with third parties with which the Company has a material relationship, may have a material adverse effect on the Company, including significant service interruption or outages; however the Company can not currently estimate the extent of any such adverse effects.

     The Company is in the process of identifying secondary sources to supply its systems or services in the event it becomes probable that any of its systems will not be year 2000 ready prior to the end of 1999. The Company is also in the process of identifying secondary vendors and service providers to replace those vendors and service providers whose failure to be year 2000 ready could lead to a significant delay in the company's ability to provide its service to its customers.

Impact of Inflation

  The Company does not believe that inflation has had a significant impact on the Company's consolidated operations or on the operations of the Operating Companies in the past two fiscal years in the period ended March 31, 1998 and the nine months ended December 31, 1998.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
(Dollars in thousands)

  The Company uses fixed rate debt to fund its working capital requirements, capital expenditures and acquisitions. These debt arrangements expose the Company to market risk related to changes in interest rates. The table below summarizes the fair values and contract terms of the Company's financial instruments subject to interest rate risk as of December 31, 1998.

                                          Expected Maturity
                           ---------------------------------------------                            Fair
                               1999    2000     2001     2002       2003   Thereafter    Total      Value
                           ---------------------------------------------------------------------------------
Debt:                        $  ---   $ ---   $  ---   $  ---   $303,840     $478,674   $782,514    $669,924

Fixed Rate
 Average Interest Rate        12.72%  12.72%   12.72%   12.72%     12.62%       12.62%


FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements and related notes thereto and independent auditors' report follow.

                          INDEPENDENT AUDITORS' REPORT


Hyperion Telecommunications, Inc.:

    We have audited the accompanying consolidated balance sheets of Hyperion Telecommunications, Inc. and subsidiaries as of March 31, 1998 and December 31, 1998, and the related consolidated statements of operations, of common stock and other stockholders' equity (deficiency) and of cash flows for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hyperion Telecommunications, Inc. and subsidiaries at March 31, 1998 and December 31, 1998, and the results of their operations and their cash flows for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
May 17, 1999

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands except per share amounts)

                                                                                       March 31,       December 31,
                                                                                     --------------  -----------------
                                                                                          1998             1998
                                                                                          ----             ----
ASSETS:
-------
Current assets:
  Cash and cash equivalents........................................................      $ 230,750          $ 242,570
  Due from parent--net.............................................................            ---              4,950
  Due from affiliates--net.........................................................          2,151              1,078
  Accounts receivable--net.........................................................          4,434             15,583
                                                                                         ---------          ---------
     Total current assets..........................................................        237,335            264,181

U.S. government securities--pledged................................................         70,535             58,054
Investments........................................................................         53,064            112,328
Property, plant and equipment--net.................................................        250,633            374,702
Other assets--net..................................................................         28,425             27,077
                                                                                         ---------          ---------
     Total.........................................................................      $ 639,992          $ 836,342
                                                                                         =========          =========

LIABILITIES, PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------
 (DEFICIENCY):
--------------
Current liabilities:
  Accounts payable.................................................................      $  11,775          $  20,386
  Due to parent--net...............................................................          6,541                ---
  Accrued interest and other liabilities...........................................          4,687             19,142
                                                                                         ---------          ---------
     Total current liabilities.....................................................         23,003             39,528

13% Senior Discount Notes due 2003.................................................        215,213            220,784
12 1/4% Senior Secured Notes due 2004..............................................        250,000            250,000
Note payable--Adelphia.............................................................         35,876                ---
Other debt.........................................................................         27,687             23,325
                                                                                         ---------          ---------
     Total liabilities.............................................................        551,779            533,637
                                                                                         ---------          ---------

12 7/8% Senior Exchangeable Redeemable Preferred Stock.............................        207,204            228,674
                                                                                         ---------          ---------

Commitments and contingencies (Note 7)

Common stock and other stockholders' equity (deficiency):
  Class A common stock, $0.01 par value, 300,000,000 shares authorized,
    396,500 and 22,376,071 shares outstanding, respectively........................              4                224
  Class B common stock, $0.01 par value, 150,000,000 shares authorized,
    32,500,000 and 32,314,761 shares outstanding, respectively.....................            325                323
  Additional paid in capital.......................................................            179            286,782
  Class A common stock warrant.....................................................         13,000                ---
  Class B common stock warrants....................................................         11,087              4,483
  Loans to stockholders............................................................         (3,000)               ---
  Accumulated deficit..............................................................       (140,586)          (217,781)
                                                                                         ---------          ---------
     Total common stock and other stockholders' equity (deficiency)................       (118,991)            74,031
                                                                                         ---------          ---------
     Total.........................................................................      $ 639,992          $ 836,342
                                                                                         =========          =========

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (Amounts in thousands except per share amounts)

                                                                                                      Nine Months
                                                                                                         Ended
                                                                             Year Ended  March 31,   December 31,
                                                                            -----------------------  -------------
                                                                               1997         1998         1998
                                                                            -----------  ----------  -------------
Revenues..................................................................    $  5,088    $ 13,510       $ 34,776
                                                                              --------    --------       --------

Operating expenses:
  Network operations......................................................       3,432       7,804         18,709
  Selling, general and administrative.....................................       6,780      14,314         35,341
  Depreciation and amortization...........................................       3,945      11,477         26,671
                                                                              --------    --------       --------
     Total................................................................      14,157      33,595         80,721
                                                                              --------    --------       --------

Operating loss............................................................      (9,069)    (20,085)       (45,945)

Other income (expense):
  Gain on sale of investment..............................................       8,405         ---            ---
  Interest income.........................................................       5,976      13,304         10,233
  Interest income--affiliate..............................................         ---         ---          8,395
  Interest expense and fees...............................................     (28,377)    (49,334)       (38,638)
  Other income............................................................         ---         ---          1,113
                                                                              --------    --------       --------
Loss before income  taxes, equity in net loss of joint ventures and
 extraordinary gain.......................................................     (23,065)    (56,115)       (64,842)


Income tax expense........................................................        (259)        ---            ---
                                                                              --------    --------       --------
Loss before equity in net loss of joint ventures and extraordinary gain...     (23,324)    (56,115)       (64,842)

Equity in net loss of joint ventures......................................      (7,223)    (12,967)        (9,580)
                                                                              --------    --------       --------

Loss before extraordinary gain............................................     (30,547)    (69,082)       (74,422)
Extraordinary gain on repurchase of debt..................................         ---         ---            237
                                                                              --------    --------       --------
Net loss..................................................................     (30,547)    (69,082)       (74,185)

Dividend requirements applicable to preferred stock.......................         ---     (12,409)       (21,117)
                                                                              --------    --------       --------

Net loss applicable to common stockholders................................    $(30,547)   $(81,491)      $(95,302)
                                                                              ========    ========       ========

Basic and diluted net loss per weighted average share of common stock
 before extraordinary gain................................................      $(0.89)     $(2.33)        $(1.81)

Basic and diluted extraordinary gain on repurchase of debt per weighted
 average share of common stock............................................         ---         ---           0.01
                                                                              ========    ========       ========
Basic and diluted net loss per weighted average share of common stock.....

Weighted average shares of common stock outstanding.......................      34,421      34,986         53,035
                                                                              ========    ========       ========




                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
                                  (DEFICIENCY)
                (Dollars in thousands except per share amounts)


                                                                       Class A     Class B
                                      Class A  Class B   Additional     Common     Common
                                      Common    Common     Paid-in      Stock       Stock      Loans to     Accumulated
                                       Stock    Stock      Capital     Warrant    Warrants   Stockholders     Deficit       Total
                                      -------  --------  -----------  ----------  ---------  -------------  ------------  ----------



Balance, March 31, 1996.............     $---     $325     $    ---    $    ---    $   ---        $   ---     $ (27,648)  $ (27,323)

       Proceeds from issuance of
             Class B common stock
             warrants...............      ---      ---          ---         ---     11,087            ---           ---      11,087
       Loans to stockholders........      ---      ---          ---         ---        ---         (3,000)          ---      (3,000)
       Excess of purchase price
              of acquired assets
              over related party
              predecessor owner's
              carrying value........      ---      ---          ---         ---        ---            ---          (627)       (627)
       Issuance of Class A
             common stock bonus.....        3      ---          153         ---        ---            ---           ---         156
       Net loss.....................      ---      ---          ---         ---        ---            ---       (30,547)    (30,547)
                                         ----  -------     --------   ---------   --------   ------------     ---------   ---------
Balance, March 31, 1997.............        3      325          153         ---     11,087         (3,000)      (58,822)    (50,254)

         Issuance of Class A
              common stock warrant..      ---      ---          ---      13,000        ---            ---           ---      13,000
         Dividend requirements
             applicable to preferred
             stock..................      ---      ---          ---         ---        ---            ---       (12,409)    (12,409)
         Other......................      ---      ---          ---         ---        ---            ---          (273)       (273)
         Issuance of Class A
              common stock bonus....        1      ---           26         ---        ---            ---           ---          27
         Net loss...................      ---      ---          ---         ---        ---            ---       (69,082)    (69,082)
                                         ----  -------     --------   ---------   --------   ------------     ---------   ---------
Balance, March 31, 1998.............        4      325          179      13,000     11,087         (3,000)     (140,586)   (118,991)

         Proceeds from issuance of
              Class A common stock..      129      ---      190,731         ---        ---            ---           ---     190,860
         Proceeds from issuance of
              Class A  common stock
               to Adelphia..........       33      ---       49,827         ---        ---            ---           ---      49,860
         Exercise of Class A
              common stock warrant..        7      ---       12,993     (13,000)       ---            ---           ---         ---
         Conversion of note and
              payables to Adelphia
               to Class A common
               stock................       36      ---       44,222         ---        ---            ---           ---      44,258

         Exercise of Class B
              common stock warrants.      ---        8        6,596         ---     (6,604)           ---           ---         ---
         Conversion of Class B
              common stock to
              Class A common stock..       10      (10)         ---         ---        ---            ---           ---         ---
         Repayment of loan
               to stockholders......      ---      ---          ---         ---        ---          3,000           ---       3,000
         Dividend requirements
               applicable to
               preferred                 ---      ---      (18,168)        ---        ---            ---        (2,949)    (21,117)
               stock................
         Other......................      ---      ---         (353)        ---        ---            ---           (61)       (414)
         Issuance of Class A
               common stock bonus...        5      ---          755         ---        ---            ---           ---         760
         Net loss...................      ---      ---          ---         ---        ---            ---       (74,185)    (74,185)
                                         ----  -------     --------   ---------   --------   ------------     ---------   ---------
Balance December 31, 1998...........     $224     $323     $286,782         ---    $ 4,483        $   ---     $(217,781)  $  74,031
                                         ====  =======     ========   =========   ========   ============     =========   =========

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                                                                  Nine Months
                                                                                                                     Ended
                                                                                      Year Ended March 31,        December 31,
                                                                                 ------------------------------  --------------
                                                                                      1997            1998            1998
                                                                                 --------------  --------------  --------------
Cash flows from operating activities:
  Net loss.....................................................................       $(30,547)      $ (69,082)      $ (74,185)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation..............................................................          2,604           9,038          23,838
     Amortization..............................................................          1,341           2,439           2,833
     Equity in net loss of joint ventures......................................          7,223          12,967           9,580
     Non-cash interest expense.................................................         23,467          34,038          23,857
     Deferred income taxes.....................................................            257             ---             ---
     Gain on sale of investment................................................         (8,405)            ---             ---
     Issuance of Class A common stock bonus....................................            156              27             761
     Extraordinary gain on repurchase of debt..................................            ---             ---            (237)
     Changes in operating assets and liabilities, net of effects of acquisitions:
        Other assets--net......................................................           (624)         (5,302)        (15,533)
        Accounts payable.......................................................           (264)          6,023           9,862
        Accrued interest and other liabilities--net............................            (31)          3,519          10,414
                                                                                      --------       ---------       ---------
Net cash used in operating activities..........................................         (4,823)         (6,333)         (8,810)
                                                                                      --------       ---------       ---------

Cash flows from investing activities:
    Net cash used for acquisitions.............................................         (5,040)        (65,968)            ---
    Expenditures for property, plant and equipment.............................        (24,627)        (68,629)       (146,752)
    Investment in fiber asset and senior secured note..........................        (20,000)            ---             ---
    Proceeds from sale of investment...........................................         11,618             ---             ---
    Investments in joint ventures..............................................        (34,769)        (64,260)        (69,018)
    Investments in U.S. government securities--pledged.........................            ---         (83,400)            ---
    Sale of U.S. government securities--pledged................................            ---          15,653          15,312
                                                                                      --------       ---------       ---------
Net cash used in investing activities..........................................        (72,818)       (266,604)       (200,458)
                                                                                      --------       ---------       ---------

Cash flows from financing activities:
    Proceeds from issuance of preferred stock..................................            ---         194,522             ---
    Proceeds from issuance of Class A common stock.............................            ---             ---         255,462
    Proceeds from sale and leaseback of equipment..............................            ---          14,876             ---
    Proceeds from debt.........................................................        163,705         250,000             ---
    Repayments of debt.........................................................            ---          (2,326)        (19,868)
    Proceeds from issuance of Class B common stock warrants....................         11,087             ---             ---
    Costs associated with debt financing.......................................         (6,555)        (12,664)            ---
    Costs associated with issuance of Class A common stock.....................            ---             ---         (14,742)
    (Loans to) repayment from stockholders.....................................         (3,000)            ---           3,000
    Repayment of note payable--Adelphia........................................        (25,000)            ---             ---
    Advances to affiliates.....................................................         (2,782)           (535)         (2,764)
                                                                                      --------       ---------       ---------
Net cash provided by financing activities......................................        137,455         443,873         221,088
                                                                                      --------       ---------       ---------

Increase in cash and cash equivalents..........................................         59,814         170,936          11,820
Cash and cash equivalents, beginning of period.................................            ---          59,814         230,750
                                                                                      --------       ---------       ---------
Cash and cash equivalents, end of period.......................................       $ 59,814       $ 230,750       $ 242,570
                                                                                      ========       =========       =========

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

(1)  The Company and Summary of Significant Accounting Policies

Organization and Business

  The consolidated financial statements include the accounts of Hyperion Telecommunications, Inc. and it's wholly and majority owned subsidiaries ("Hyperion" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company was formed in 1991 and is a majority owned subsidiary of Adelphia Communications Corporation ("Adelphia").

  On March 30, 1999, the Board of Directors of Hyperion approved a change in Hyperion's fiscal year from March 31 to December 31. The decision was made to conform to general industry practice and for administrative purposes. The change became effective for the nine months ended December 31, 1998.

  On May 8, 1998, the Company issued and sold 12,500,000 shares of Class A common stock at a price to the public of $16.00 per share (the "IPO"). Simultaneously with the closing of the IPO, the Company issued and sold an additional 3,324,001 shares of Class A common stock to Adelphia at a purchase price of $15.00 per share (or an aggregate of approximately $49,900). In addition, at such closing, the Company issued 3,642,666 shares of Class A common stock to Adelphia in exchange for certain of the Company's indebtedness and payables with a carrying value of $44,258 owed to Adelphia at a purchase price of $15.00 per share (or an aggregate of $54,600). In a related transaction, on June 5, 1998, the Company issued and sold 350,000 shares of Class A common stock at the $16.00 IPO price pursuant to the underwriters' over-allotment option in the IPO. At December 31, 1998, Adelphia owned approximately 66% of Hyperion's outstanding common stock and approximately 86% of total voting power.

  The Company provides facilities-based telecommunications services through its subsidiaries and joint ventures, in which it has less than a majority ownership interest. The Company's efforts have been directed primarily toward becoming an owner and manager of competitive local exchange carrier ("CLEC") business telecommunications services in selected mid-sized cities. The Company has historically partnered with a local cable television or utility company, whose fiber facilities are located in the market areas, to build competitive access fiber optic networks. The Company then operates the networks for a management fee. Most networks provide local switch dial tone, long distance service, high-speed data and internet connectivity to businesses, governmental and educational end users and other telecommunication service providers. The Company's revenues are derived from a combination of direct business telecommunication services provided by its subsidiaries and management fees from its unconsolidated joint ventures.

  Joint ventures in which the Company does not have a majority interest are accounted for under the equity method of accounting.

Acquisitions and Sale of Partner Interests

  On May 16, 1996, the Company sold its 15.7% interest in TCG of South Florida for approximately $11,618 resulting in a pre-tax gain of $8,405. Amounts related to TCG of South Florida included in the Company's equity in net loss of joint ventures for the year ended March 31, 1997 were $221.

  On August 1, 1996, the Company purchased additional general and limited partnership interests in Hyperion of Tennessee for approximately $5,000, which increased the Company's ownership of Hyperion of Tennessee to 95%.

  On September 12, 1997, the Company consummated an agreement with Time Warner Entertainment--Advance/Newhouse ("TWEAN") to exchange interests in four New York CLEC networks.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

As result of the transaction, the Company paid TWEAN $7,638 and increased its ownership in the networks serving Buffalo and Syracuse, New York to 60% and 100%, respectively, and eliminated its interest in the Albany and Binghamton networks, which became wholly owned by TWEAN.

  On February 12, 1998, the Company purchased additional partnership interests in Louisville Lightwave (Louisville and Lexington), NHT Partnership (Buffalo), New Jersey Fiber Technologies and Hyperion of Harrisburg. As a result, the Company's ownership in these networks increased to 100%. The aggregate purchase price was comprised of approximately $45,000 in cash and a warrant for 731,624 shares of the Company's Class A common stock (See Note 6). In addition, Hyperion paid certain amounts related to fiber lease financings upon consummation of the purchase of the additional partnership interests.

  All of the acquisitions described above were accounted for using the purchase method. Accordingly, the financial results of each acquisition have been included in the Company's consolidated financial statements from the date acquired.

  The following unaudited financial information of the Company assumes that the August 1, 1996, September 12, 1997 and February 12, 1998 transactions had occurred on April 1, 1996.



                                                                                                     Nine Months
                                                                           Year Ended                   Ended
                                                                            March 31,                December 31,
                                                                  ------------------------------  -----------------
                                                                       1997            1998             1998
                                                                  ---------------  -------------  -----------------
Revenues........................................................        $  8,495       $ 17,919           $ 34,776
Net loss........................................................         (38,744)       (80,004)           (74,185)
Net loss applicable to common stockholders......................         (38,744)       (92,413)           (95,302)
Net loss per weighted average share of common stock.............           (1.10)         (2.59)             (1.80)

See Note 4 for discussion of other partnership interest purchases subsequent to December 31, 1998.

Cash and cash equivalents

  Cash and cash equivalents consist of highly liquid instruments with an initial maturity date of three months or less.

U.S. Government Securities -- Pledged

  U.S. Government Securities -- Pledged consist of highly liquid investments which will be used to pay the first six semi-annual interest payments of the 12 1/4% Senior Secured Notes. Such investments are classified as held-to-maturity and the carrying value approximates market value.

Accounts Receivable

  An allowance for doubtful accounts of $1,128 is recorded as a reduction of accounts receivable at December 31, 1998. There was no allowance for doubtful accounts at March 31, 1998.

Property, Plant and Equipment

  Property, plant and equipment is stated at cost less accumulated depreciation. Costs capitalized include amounts directly associated with network engineering, design and construction.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

  Provision for depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

  The estimated useful lives of the Company's principal classes of property, plant and equipment are as follows:


Telecommunications networks...................................................................... 10-20 years
Network monitoring and switching equipment....................................................... 5-10 years
Other............................................................................................ 3-10 years

Revenue Recognition

  The Company recognizes revenue from telecommunications services in the month the related service is provided. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned. The Company recognizes revenues related to management and network monitoring of the joint ventures in the month that the related services are provided. Reciprocal compensation revenue is an element of switched service revenue, which represents compensation from Local Exchange Carriers ("LECs") for local exchange traffic terminated on the Company's facilities originated by other LECs. Hyperion recognizes revenue based upon established contracts with the LECs and has established a reserve for a portion of those revenues that are under dispute.

Significant Customers

  During the nine months ended December 31, 1998, Hyperion's sales to AT&T and Bell Atlantic represented 11.4% and 10.1% of total revenues, respectively. During the year ended March 31, 1998, Hyperion sales to AT&T and MCIWorldCom ("MCI"), represented 18.3% and 14.5% of total revenues, respectively.

Basic and Diluted Net Loss per Weighted Average Share of Common Stock

  Basic net loss per weighted average share of common stock is computed based upon the weighted average number of common shares and warrants outstanding during the period. Diluted net loss per common share is equal to basic net loss per common share because the Adelphia Warrant discussed in Note 6 had an antidilutive effect for the periods presented; however, the Adelphia Warrant could have a dilutive effect on earnings per share in future periods. A warrant to purchase 731,624 shares of Class A common stock and Class B common stock warrants to purchase shares of Class B common stock have been included as shares outstanding for purposes of the calculation of both basic and diluted net loss per share for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998. All references in the accompanying consolidated financial statements to the number of shares of common stock have been retroactively restated to reflect the stock split (See Note 6).

Other Assets -- net

  Costs incurred in developing new networks or expanding existing networks negotiating rights-of-way and obtaining legal/regulatory authorizations are deferred and amortized over five years. Pre-operating costs, included in other assets, represent certain non-development costs incurred during the pre-operating phase of a newly constructed network and are amortized over five-year periods commencing with the start of operations. Deferred debt financing costs, included in other assets, are amortized over the term of the related debt. The unamortized amounts of deferred debt financing costs at March 31, 1998 and December 31, 1998 were $16,566 and $14,606, respectively. Also included in other assets at March 31, 1998 and December 31, 1998 is a Senior Secured Note (See
Note 3).

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

Asset Impairments

  Hyperion periodically reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

Financial Instruments

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of the Company's customer base among different customers and geographic areas.

  The Company's financial instruments include cash and cash equivalents, Note payable--Adelphia, Senior Secured Notes, Senior Discount Notes and Redeemable Preferred Stock. The fair value of the Note payable--Adelphia exceeded the carrying value by $11,443 at March 31, 1998. The fair value of the Senior Secured Notes exceeded carrying value by approximately $31,250 and $2,500 at March 31, 1998 and December 31, 1998, respectively. The fair value of the Redeemable Preferred Stock exceeded the carrying value by approximately $15,688 at March 31, 1998; the carrying value of the Redeemable Preferred Stock exceeded the fair value by approximately $23,938 at December 31, 1998. The fair value of the Senior Discount Notes exceeded the carrying value by approximately $35,649 and $9,516 at March 31, 1998 and December 31, 1998, respectively. The fair value of the Note payable--Adelphia was estimated based upon the terms in comparison with other similar instruments. The fair value of the Senior Discount Notes, the Senior Secured Notes and the Redeemable Preferred Stock were based upon quoted market prices.

Non-cash Financing and Investing Activities

  Capital leases entered into during the year ended March 31, 1998 and the nine months ended December 31, 1998 totaled $24,500 and $1,155, respectively (See Note 5). Dividend requirements applicable to preferred stock were satisfied by the issuance of an additional 6,860 and 20,624 shares of such preferred stock during the year ended March 31, 1998 and the nine months ended December 31, 1998, respectively (See Note 5). During the nine months ended December 31, 1998, Hyperion converted the Note Payable--Adelphia and certain accounts payable into Class A common stock (See Note 1). See Note 1 for discussion of non-cash investing activities.

Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

Recent Accounting Pronouncements

  Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," has been issued and is effective for fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management of the Company has not completed its evaluation of the impact of SFAS No. 133 on the Company's financial statements.

  Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," has been issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start up costs and organization costs. It requires such costs to be expensed as incurred. Management of the Company believes that SOP 98-5 will not have a material impact on the Company's financial statements.

Reclassifications

  For the fiscal years ended March 31, 1997 and 1998, certain amounts have been reclassified to conform with the presentation for the nine months ended December 31, 1998.

(2)  Property, Plant and Equipment

  Property, plant and equipment consists of the following:

                                                                                March 31,       December 31,
                                                                              --------------  ----------------
                                                                                   1998             1998
                                                                              --------------  ----------------
  Telecommunications networks...............................................       $ 50,421          $ 59,764
  Network monitoring and switching equipment................................        130,283           165,697
  Fiber asset under construction (Note 3)...................................         11,500            11,500
  Fiber optic use rights....................................................            ---            44,109
  Construction in process...................................................         66,075           123,439
  Other.....................................................................          6,605             8,282
                                                                                   --------          --------
                                                                                    264,884           412,791
  Less accumulated depreciation.............................................        (14,251)          (38,089)
                                                                                   --------          --------
  Total.....................................................................       $250,633          $374,702
                                                                                   ========          ========

  Depreciation is computed on the straight-line method using estimated useful lives of 5 to 20 years for operating plant and equipment and 3 to 20 years for support equipment and real estate. Additions to property, plant and equipment are recorded at cost which includes amounts for material, applicable labor and overhead and interest. Depreciation expense amounted to $2,604, $9,038 and $23,838 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively. Capitalized interest amounted to $4,271 and $9,986 for the year ended March 31, 1998 and the nine months ended December 31, 1998, respectively.

(3)  Investment in Fiber Asset and Senior Secured Note

  On February 20, 1997, the Company entered into several agreements regarding the leasing of dark fiber in New York state in furtherance of its strategy to interconnect its networks in the northeastern United States. Pursuant to these agreements and in consideration of a payment of $20,000, the Company received

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

a $20,000 Senior Secured Note bearing interest at 22 1/2% (subject to reduction upon early repayment of principal) due February 2002 (subject to early redemption options), from Telergy, Inc. ("Telergy"), a right to receive 58,752 shares of Telergy Class A common stock ("Telergy Stock"), and a fully prepaid lease from a Telergy affiliate for an initial lease term of 25 years (with two additional ten-year extensions) for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. The Company has included $11,500 and $8,500 in Property, Plant and Equipment and Other Assets, respectively, as the allocation of the $20,000 payment between the fiber asset and the Senior Secured Note. No amounts were allocated to the Telergy Stock. The allocation reflects the Company's estimate of the relative fair values of the assets acquired. Hyperion will recognize the interest income on the Senior Secured Note when received.

  During the nine months ended December 31, 1998, construction of the fiber has continued and no repayments have been received on the Senior Secured Note. On May 15, 1998, Telergy paid Hyperion $1,000 in exchange for the Telergy Stock and a gain of $1,000 was recorded by the Company, which is included in "other income" in the consolidated statement of operations.

  On November 10, 1998, the Senior Secured Note was amended to mature on January 20, 2000 in exchange for an indefeasible right to use ("IRU") or long term lease of certain fiber segments in New York City and along Telergy's long haul fiber segments in the northeastern United States and Southeastern Canada.

(4)  Investments

  The equity method of accounting is used to account for investments in joint ventures in which the Company owns less than a majority interest. Under this method, the Company's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or loss of its joint ventures. Dividends or other distributions are recorded as a reduction of the Company's investment. Investments in joint ventures accounted for using the equity method reflect the Company's equity in their underlying net assets.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

The Company's nonconsolidated investments are as follows:

                                                                          Ownership         March 31,      December 31,
                                                                          Percentage           1998             1998
                                                                       ----------------  ---------------  --------------
MediaOne Fiber Technologies (Jacksonville)...........................         20.0% (1)        $  7,984        $  8,150
Multimedia Hyperion Telecommunications (Wichita).....................         49.9% (2)           3,537           5,863
MediaOne of Virginia (Richmond)......................................         37.0% (1)           7,213           7,284
PECO-Hyperion (Philadelphia).........................................             50.0%          21,229          33,936
PECO-Hyperion (Allentown, Bethlehem, Easton, Reading)................             50.0%           2,753           7,227
Hyperion of York.....................................................             50.0%           4,256           5,721
Allegheny Hyperion Telecommunications................................             50.0%             ---           3,043
Entergy Hyperion Telecommunications of Louisiana.....................         50.0% (3)           3,407           6,714
Entergy Hyperion Telecommunications of Mississippi...................         50.0% (3)           3,666           7,130
Entergy Hyperion Telecommunications of Arkansas......................         50.0% (3)           4,209           7,586
Baker Creek Communications...........................................         49.9% (4)          10,009          44,637
Other................................................................         Various             1,333           1,323
                                                                                               --------        --------
                                                                                                 69,596         138,614
Cumulative equity in net losses......................................                           (16,532)        (26,286)
                                                                                               --------        --------
Total Investments....................................................                          $ 53,064        $112,328
                                                                                               ========        ========

(1) As discussed below, the Company consummated agreements on March 31, 1999 which increased its ownership to 100% in these networks.
(2) As discussed below, the Company consummated agreements on March 23, 1999 which increased its ownership to 100% in this network.
(3) As discussed below, the Company entered into a definitive agreement on March 31, 1999 to increase its ownership to 100% in these networks.
(4) On March 24, 1998, the Federal Communications Commission ("FCC") completed the auction of licenses for Local Multipoint Distribution Service
     ("LMDS").   In connection with the FCC's full  review of all bids and the granting of final licenses, the Company, through Baker Creek Communications, acquired 195 licenses for a total cost of approximately $44,605, $10,000 of which was paid upon submission of the Company's bid in January 1998 with the remainder paid as of October 1998.

  Summarized unaudited combined financial information for the Company's nonconsolidated investments listed above being accounted for using the equity method of accounting as of the dates and for the periods ended, is as follows:


                                                                                    March 31,         December 31,
                                                                                  -------------     ----------------
                                                                                      1998                1998
                                                                                      ----                ----
   Current assets..............................................................       $  7,476            $ 11,315
   PP&E-net....................................................................        153,495             190,552
   Non-current assets..........................................................         13,454              47,522
   Current liabilities.........................................................         13,422              18,599
   Non-current liabilities.....................................................         58,004              48,635

                                                                                                    Nine months ended
                                                                                                  ---------------------
                                                                         Year Ended March 31,         December 31,
                                                                        ----------------------    ---------------------
                                                                          1997          1998               1998
                                                                        -------       --------           --------
   Revenues.........................................................    $ 7,251       $ 11,999           $ 24,986
   Net loss.........................................................     (9,881)       (19,923)           (22,325)

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

  During 1998, through a partnership in which Hyperion is a 49.9% limited partner, the Company was the successful bidder, at a cost of approximately $45,000, for 195 31-GHz licenses (see above), which cover approximately 83 million people in the eastern United States representing coverage in most of its network system territory. Hyperion and its partner are currently in the process of dissolving the partnership and the licenses are to become the property of Hyperion at no additional cost to Hyperion. As of December 31, 1998, the partnership had fully funded its obligation due to the FCC. The Company plans to use the LMDS spectrum in most of its markets, and believes the spectrum to be highly complementary to its fiber-based systems as an economical means to provide "last-mile" connectivity for customers which otherwise could not be
economically addressed with broadband connectivity.   The Company is in the
process of further refining its plans for utilization of the LMDS spectrum, which could involve substantial additional funds.

   On March 23, 1999, Hyperion consummated a purchase agreement with Multimedia, Inc. ("Multimedia"), the parent of its local partner in the Wichita, KS market, whereby Multimedia received approximately $9,778 in cash for Multimedia's ownership interest in this network. In addition, Hyperion will be responsible for the payment of fiber lease liabilities due to Multimedia in the amount of approximately $2,800 which are payable over the next six years. As a result of the transaction, the Hyperion ownership in Wichita increased to 100%.

  On March 31, 1999, Hyperion consummated purchase agreements with subsidiaries of MediaOne of Colorado, Inc. ("MediaOne"), its local partners in the Jacksonville, FL and Richmond, VA networks, whereby MediaOne received approximately $81,520 in cash for MediaOne's ownership interests in these networks. In addition, Hyperion will be responsible for the payment of fiber lease liabilities due to MediaOne in the amount of approximately $14,500 which are generally payable over the next ten years. As a result of the transactions, Hyperion's ownership interest in each of these networks increased to 100%.

  On March 31, 1999, Hyperion entered into purchase agreements with Entergy Corporation ("Entergy"), the parent of its local partner in the Baton Rouge, LA, Little Rock, AR, and Jackson, MS markets, whereby Entergy will receive $35,776 in cash for Entergy's ownership interests in each of these markets. Upon consummation of this transaction, which is subject to normal closing conditions and regulatory approvals, the Company's ownership interest in each of these networks will increase to 100%.

(5)  Financing Arrangements

Note payable -- Adelphia

  The Company had an unsecured credit arrangement with Adelphia which had no repayment terms prior to April 15, 1996. On April 15, 1996, $25,000 of the proceeds from the sale of the 13% Senior Discount Notes (the "Senior Discount Notes") and Class B Common stock Warrants discussed below were used to repay a portion of this obligation. Interest expense and fees on this credit arrangement were based upon the weighted average cost of unsecured borrowings of Adelphia during the corresponding periods. The total amount of interest converted to note principal through April 15, 1996 was $9,007.

  Effective April 15, 1996, the remaining balance due on the Note payable -- Adelphia was evidenced by an unsecured subordinated note due April 16, 2003. This obligation had an interest rate of 16.5% per annum. Interest accrued through May 8, 1998 on the amount outstanding to Adelphia totaled $10,645. On May 8, 1998, the Note payable -- Adelphia and all accrued interest was converted into shares of Class A common stock simultaneously with the closing of the IPO (See Note 1).

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

13% Senior Discount Notes and Class B Common Stock Warrants

  On April 15, 1996, the Company issued $329,000 of 13% Senior Discount Notes due April 15, 2003 and 329,000 warrants to purchase an aggregate of 1,993,638 shares of its Class B common stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168,600. Prior to April 15, 2001, interest on the Senior Discount Notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The Senior Discount Notes are unsecured and are senior to all future subordinated indebtedness. On or before April 15, 1999 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Senior Discount Notes at a price of 113% of the Accreted Value (as defined in the Indenture). On or after April 15, 2001, the Company may redeem, at its option, all or a portion of the Senior Discount Notes at 106.5% which declines to par in 2002, plus accrued interest.

  The holders of the Senior Discount Notes may put the Senior Discount Notes to the Company at any time at a price of 101% of accreted principal upon the occurrence of a Change of Control (as defined in the Indenture). In addition, the Company will be required to offer to purchase Senior Discount Notes at a price of 100% with the proceeds of certain asset sales (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity interests or subordinated debt, sale-- leaseback transactions, liens, transactions with affiliates, sales of Company assets, mergers and consolidations.

  The Class B common stock warrants are exercisable at $0.00308 per share, upon the earlier of May 1, 1997 or a Change of Control. Unless exercised, the Class B common stock warrants expire on April 1, 2001. The number of shares and the exercise price for which a warrant is exercisable are subject to adjustment under certain circumstances. Through December 31, 1998, 195,965 warrants were exercised and converted into 1,187,541 shares of Class B common stock. Of the 1,187,541 shares issued, 1,172,391 shares had been converted into Class A common stock as of December 31, 1998. The Company received $3 in consideration for the exercise of the warrants.

  During the nine months ended December 31, 1998, the Company paid $17,313 to repurchase a portion of the Senior Discount Notes which had a face value of $25,160 and a carrying value of $17,750. The notes were retired upon repurchase which resulted in a $237 gain.

12 1/4% Senior Secured Notes

  On August 27, 1997, the Company issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due September 1, 2004 (the "Senior Secured Notes"). The Senior Secured Notes are collateralized through the pledge of the common stock of certain of the Company's wholly owned subsidiaries. A portion of the proceeds was invested in U.S. government securities and placed in an escrow account for payment in full when due of the first six scheduled semi-annual interest payments on the Senior Secured Notes as required by the Indenture.

  Interest is payable semi-annually commencing March 1, 1998. The Senior Secured notes rank pari passu in right of payment with all existing and future senior Indebtedness (as defined in the Indenture) of the Company and will rank senior in right of payment to future subordinated Indebtedness of the Company. On or before September 1, 2000 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Senior Secured Notes at a price of

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

112.25% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). On or after September 1, 2001, the Company may redeem, at its option, all or a portion of the Senior Secured Notes at 106.125% of principal which declines to par in 2003, plus accrued interest. The holders of the Senior Secured Notes may put them to the Company at a price of 101% of principal upon the occurrence of a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowing, payment of dividends and other distributions, repurchase of equity interests, transactions with affiliates and the sale of assets.

12 7/8% Senior Exchangeable Redeemable Preferred Stock

  On October 9, 1997, the Company issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due October 15, 2007 (the "Preferred Stock"). Proceeds to the Company, net of commissions and other transaction costs, were approximately $194,500.

  Dividends are payable quarterly commencing January 15, 1998 at 12 7/8% of the liquidation preference of outstanding Preferred Stock. Through October 15, 2002, dividends are payable in cash or additional shares of Preferred Stock at the Company's option. Subsequent to October 15, 2002, dividends are payable in cash. The Preferred Stock ranks junior in right of payment to all indebtedness and other obligations of the Company, its subsidiaries and joint ventures. On or before October 15, 2000, and subject to certain restrictions, the Company may redeem, at its option, up to 35% of the initial aggregate liquidation preference of the Preferred Stock originally issued with the net cash proceeds of one or more Qualified Equity Offerings (as defined in the Certificate of Designation) at a redemption price equal to 112.875% of the liquidation preference per share of the Preferred Stock, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, there are remaining outstanding shares of Preferred Stock having an aggregate liquidation preference of at least 65% of the initial aggregate liquidation preference of the Preferred Stock originally issued. On or after October 15, 2002, the Company may redeem, at its option, all or a portion of the Preferred Stock at 106.438% of the liquidation preference thereof declining to 100% of the liquidation preference in 2005, plus accrued interest. The Company is required to redeem all of the shares of Preferred Stock outstanding on October 15, 2007 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

  The holders of the Preferred Stock may put the Preferred Stock to the Company at any time at a price of 101% of the liquidation preference thereof upon the occurrence of a Change of Control (as defined in the Certification of Designation). The Certificate of Designation stipulates, among other things, limitations on additional borrowings, payment of dividends and other distributions, transactions with affiliates and the sale of assets. The Company may, at its option, on any dividend payment date, exchange in whole, but not in part, the then outstanding shares of Preferred Stock for 12 7/8% Senior Subordinated Debentures due October 15, 2007 (the "Exchange Debentures"). Interest, redemption and registration rights provisions of the Exchange Debentures are consistent with the provisions of the Preferred Stock.

Long Term Lease Facility

  On December 31, 1997, the Company consummated an agreement for a $24,500 long-term lease facility with AT&T Capital Corporation. The lease facility provides financing for certain of the switching equipment. Included in the lease facility is the sale and leaseback of certain switch equipment for which the Company received $14,876.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

Other Debt

  Other debt consists primarily of capital leases entered into in connection with the acquisition of fiber leases for use in the telecommunications networks and the long-term lease facility described above. The interest rate on such debt ranges from 7.5% to 15.0%.

  Maturities of other debt for the five years after December 31, 1998 are as follows:

   1999..............................................................................         $3,288
   2000..............................................................................          3,117
   2001..............................................................................          3,266
   2002..............................................................................          3,653
   2003..............................................................................          3,635

12% Senior Subordinated Notes

  On March 2, 1999, Hyperion issued $300,000 of 12% Senior Subordinated Notes due 2007 (the "Subordinated Notes"). An entity controlled by members of the Rigas family, controlling stockholders of Adelphia, purchased $100,000 of the Subordinated Notes directly from Hyperion at a price equal to the aggregate principal amount less the discount to the other initial purchasers. The net proceeds of approximately $295,000 were or will be used to fund Hyperion's acquisition of interests held by local partners in certain of its markets and will be used to fund capital expenditures and investments in its networks, and for general corporate and working capital purposes.

(6)  Common Stock and Other Stockholders' Equity (Deficiency)

  Hyperion's authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.01 per share, 150,000,000 shares of Class B common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. On May 8, 1998, Hyperion completed the IPO of its Class A common stock (See Note 1).

Common Stock

  Shares of Class A common stock and Class B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. The Class B common stock is convertible into one share of Class A common stock. In the event a cash dividend is paid, the holders of the Class A and the Class B common stock will be paid an equal amount.

  Prior to the IPO, certain key company officers (the "Officers") were parties to a stockholder agreement, as amended (the "Stockholder Agreement") with Adelphia. The Stockholder Agreement provided, among other things, (i) that upon the earlier of (a) the termination of employment of any of the officers or (b) after October 7, 1998, such officers may put their shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's common stock under the Securities Act of 1933 (the "Securities Act") and (ii) for certain buy/sell and termination rights and duties among Adelphia and the Officers. The Stockholder Agreement terminated automatically upon the date of the IPO. Adelphia also agreed to vote its shares in the Company to elect each officer to the Board of Directors of the Company as long as such person is both an employee and a stockholder of the Company.

  The Company also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Officers. Pursuant to the Loan Agreements, each Officer borrowed $1,000 from the

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

Company. Each of these loans accrued interest at the average rate at which the Company could invest cash on a short-term basis, was secured by a pledge of the borrower's common stock in the Company, and would mature upon the earlier of (i) October 8, 1998 or (ii) the date of the IPO and the Officers have the right to sell at least $1,000 worth of their shares. Each Loan Agreement also provided that any interest accruing on a loan from the date six months after the date of such loan would be offset by a bonus payment when principal and interest thereon are due and which would include additional amounts to pay income taxes applicable to such bonus payment.

  Pursuant to agreements among the Company, Adelphia and the Officers, simultaneous with the consummation of the IPO, (i) the Stockholder Agreement and Loan Agreements terminated, (ii) the Officers each repaid the $1,000 borrowed from the Company pursuant to the Loan Agreements plus accrued interest thereon by each selling 66,667 shares of Class B common stock to Adelphia and using the proceeds therefrom to repay such loans and (iii) the Company has paid to the Management Stockholders bonus payments in the amount of interest accruing on the Loans from the date six months after the date of the Loan Agreements and any additional amounts necessary to pay income taxes applicable to such bonus payments.

  On April 8, 1998, the Board of Directors of the Company approved a 3.25-for-one stock split of its Class A and Class B common stock payable to stockholders of record on April 28, 1998. The stock split was effected in the form of a dividend of 2.25 shares for every outstanding share of common stock. All references in the accompanying consolidated financial statements to the number of shares of common stock and the par value have been retroactively restated to reflect the stock split on April 28, 1998.

Warrants

Class A Common Stock Warrant

  On February 12, 1998, the Company consummated an agreement with Lenfest Telephony, Inc. ("Lenfest") whereby Lenfest received a warrant to obtain 731,624 shares of Class A common stock of the Company (the "Lenfest Warrant") in exchange for its partnership interest in the Harrisburg, Pennsylvania network. The Lenfest Warrant was exercised during May 1998 for no additional consideration.

Class B Common Stock Warrants

  The Class B common stock warrants were issued on April 15, 1996 in connection with the issuance of the Senior Discount Notes (See Note 5).

Adelphia Warrant

  On June 13, 1997, the Company entered into agreements with MCI. Pursuant to these agreements the Company is designated MCI's preferred provider for new end user dedicated access circuits and of conversions of end user dedicated access circuits as a result of conversions from the incumbent LEC in the Company's markets. Hyperion also has certain rights of first refusal to provide MCI with certain telecommunications services. Under this arrangement, the Company issued a warrant to purchase 913,380 shares of Class A common stock for $6.15 per share to MCI (the "MCI Warrant") representing 2 1/2% of the common stock of the Company on a fully diluted basis. MCI could receive additional warrants to purchase up to an additional 6% of the shares of the Company's Class A common stock, on a fully diluted basis, at fair value, if MCI met certain purchase volume thresholds over the term of the agreement.

  In connection with the IPO and the related over-allotment option, the Company and MCI entered into an agreement that provides as follows with respect to the MCI Warrant and MCI's right to receive additional MCI warrants as a result of the IPO (the "Additional MCI Warrants"): (i) the Additional MCI Warrants issued with respect to the shares sold to the public in the IPO, the over-allotment option and with

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

respect to the Adelphia shares purchased will have an exercise price equal to the lower of $6.15 per share or the price per share to the public in the IPO (the "IPO Price"), and (ii) Adelphia purchased from MCI the MCI Warrant and the Additional MCI Warrants for a purchase price equal to the number of Class A common stock shares issuable under the warrants being purchased times the IPO Price minus the underwriting discount, less the aggregate exercise price of such warrants. Furthermore, in consideration of the obligations undertaken by Adelphia to facilitate the agreements between MCI and Hyperion, Hyperion paid to Adelphia a fee of $500 and issued a warrant to Adelphia, which expires three years after its issuance, to purchase 200,000 shares of Class A common stock at an exercise price equal to the IPO Price.

Long-Term Incentive Compensation Plan

  On October 3, 1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Long-Term Incentive Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the grant of (i) options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and (v) stock equivalent or phantom units. The number of shares of Class A common stock available for issuance initially was 5,687,500. Such number is to increase each year by 1% of outstanding shares of all classes of the Company's common stock, up to a maximum of 8,125,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides the incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying common stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods. On March 4, 1997, April 1, 1997 and April 1, 1998, the Company issued 338,000 shares, 58,500 shares and 58,500 shares, respectively, of Class A common stock to Daniel R. Milliard pursuant to his employment agreement with the Company.

  In April 1998 and in recognition for valuable past service to the Company and as an incentive for future services, the Company authorized the issuance under the 1996 Plan to each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas of (i) stock options (the "Rigas Options") covering 100,000 shares of Class A common stock, which options will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director) and which shall be exercisable at the IPO price and (ii) phantom stock awards (the "Rigas Grants") covering 100,000 shares of Class A common stock, which phantom awards will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director). At December 31, 1998, no Rigas Options or Rigas Grants have been granted. Also in April 1998, pursuant to the then existing Stockholder Agreement, the Company authorized the issuance under the 1996 Plan to certain Officers of stock options (the "Management Stockholder Options") currently covering a total of 13,047 shares of Class A common stock with exercise price and vesting terms identical to the Rigas Options. In addition to the Rigas Options, the Rigas Grants and the employment agreement, the Company currently expects to issue under the 1996 Plan stock options, restrictive stock grants, phantom stock awards or other awards to other 1996 Plan participants covering up to a total of 325,000 shares of Class A common stock during 1999.

(7)  Commitments and Contingencies

  The Company rents office space, node space and fiber under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $1,103, $1,236 and $1,893 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

  The minimum future lease obligations under the noncancelable operating leases as of December 31, 1998 are approximately:


Period ending December 31,
--------------------------
   1999..............................................................................       $3,296
   2000..............................................................................        2,888
   2001..............................................................................        2,779
   2002..............................................................................        2,659
   2003..............................................................................        2,645
   Thereafter........................................................................        8,176

  The Company has entered into an employment agreement with the President of the Company, the terms of which expire on March 31, 2001, unless extended by the Company for additional one year periods. The employment agreement provides for base salary, benefits, stock options or stock grants and cash and stock bonuses payable if specified management goals are attained as established annually by the Board of Directors. In addition, the employment agreement contains noncompetition and nondisclosure provisions.

  The telecommunications industry and Hyperion are subject to extensive regulation at the federal, state and local levels. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 ("Telecommunications Act"), the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934. Management of Hyperion is unable to predict the effect that the Telecommunications Act, related rulemaking proceedings or other future rulemaking proceedings will have on its business and results of operations in future periods.

  Hyperion has entered into a series of agreements with several local and long-haul fiber optic network providers that will allow Hyperion to significantly increase its presence in the eastern half of the United States. These agreements, totaling approximately $126,000, provide Hyperion with ownership or an IRU to over 9,000 route miles of local and long-haul fiber optic cable. Through December 31, 1998, Hyperion has paid $42,604 of the total due under the agreements, which was included in property, plant and equipment. Hyperion believes this will allow it to expand its business strategy to include on-net provisioning of regional, local and long distance, internet and data communications and to cost-effectively further interconnect most of its 46 existing markets and to enter and interconnect approximately 50 new markets by the end of 2001.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

(8)  Related Party Transactions

  The following table summarizes the Company's transactions with related parties:

                                                                                                    Nine Months
                                                                                                    -----------
                                                                                                       Ended
                                                                              Year Ended               -----
                                                                               March 31,            December 31,
                                                                               ---------            ------------
                                                                           1997          1998           1998
                                                                           ----          ----           ----
   Revenues:
      Management fees................................................         $2,600      $3,809        $2,135
      Network monitoring fees........................................            604         977           589
      Special access fees............................................            540         500           ---
                                                                              ------      ------        ------
      Total..........................................................         $3,744      $5,286        $2,724
                                                                              ======      ======        ======

   Interest Income...................................................         $  230      $  617        $8,395
                                                                              ======      ======        ======

   Expenses:
      Interest expense and fees......................................         $4,731      $5,997        $  737
      Allocated corporate costs......................................          1,199       1,656         2,981
      Fiber leases...................................................            738          47           139
                                                                              ------      ------        ------
      Total..........................................................         $6,668      $7,700        $3,857
                                                                              ======      ======        ======

  Management fees from related parties represent fees received by the Company from its unconsolidated joint ventures for the performance of financial, legal, regulatory, network design, construction and other administrative services.

  Network monitoring fees represent fees received by the Company for technical support for the monitoring of each individual joint venture's telecommunications system.

  Special access fees represent amounts charged to joint ventures for use of the network of a wholly owned subsidiary of the Company.

  Interest income represents interest charged on certain affiliate receivable balances with joint ventures and with Adelphia.

  Interest expense and fees relate to the Note payable--Adelphia (See Note 5).

  Allocated corporate costs represent costs incurred by Adelphia on behalf of the Company for the administration and operation of the Company. These costs include charges for office space, corporate aircraft and shared services such as finance activities, information systems, computer services, human resources, and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own.

  Fiber lease expense represents amounts paid to various subsidiaries of Adelphia for the utilization of existing cable television plant for development and operation of the consolidated operating networks.

  During the year ended March 31, 1997, the Company purchased from Adelphia for approximately $6,485, Adelphia's historical cost to acquire the assets, certain fiber that had previously been leased from Adelphia. Because the entities involved in the transaction are under the common control of Adelphia, the excess of the purchase price of the assets over the predecessor owner's net book value was charged to accumulated deficit.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

  During the year ended March 31, 1998 and the nine months ended December 31, 1998, Hyperion paid $299 and $1,044, respectively, to entities owned by certain shareholders of Adelphia primarily for property, plant and equipment and services.

(9)  Income Taxes

  Adelphia and its corporate subsidiaries (including the Company) filed consolidated federal income tax returns for the years ended March 31, 1997 and 1998. For the nine months ended December 31, 1998, Hyperion will not be included within Adelphia's consolidated federal income tax return. For financial reporting purposes, current and deferred income tax assets and liabilities are computed on a separate company basis. The net operating loss carryforwards and the valuation allowance for the year ended March 31, 1998 are adjusted for the effects of filing a consolidated income tax return, similar to provisions of the Internal Revenue Code. At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of $178,503 expiring through 2018.

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss carryforwards.

  The Company's net deferred tax asset included in other assets -- net is comprised of the following:

                                                                                        March 31,     December 31,
                                                                                        ---------     ------------
                                                                                          1998            1998
                                                                                          ----            ----
   Deferred tax assets:
    Differences between book and tax basis of intangible assets.....................      $    188         $    138
    Net operating loss carryforwards................................................        33,918           71,391
    Other...........................................................................            77               77
                                                                                          --------         --------
        Total.......................................................................        34,183           71,606
    Valuation allowance.............................................................       (17,379)         (48,746)
                                                                                          --------         --------
        Total.......................................................................        16,804           22,860
                                                                                          --------         --------
   Deferred tax liabilities:
    Differences between book and tax basis of property, plant and Equipment.........        12,959           19,015
    Investment in partnerships......................................................         3,808            3,808
                                                                                          --------         --------
        Total.......................................................................        16,767           22,823
                                                                                          --------         --------
    Net deferred tax asset..........................................................      $     37         $     37
                                                                                          ========         ========

  The net change in the valuation allowance for the year ended March 31, 1998 and the nine months ended December 31, 1998 was an increase of $5,023 and $31,367, respectively.

  Income tax expense for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 is as follows:

                                                                                                          Nine Months
                                                                                    Year Ended               Ended
                                                                                      March 31,            December 31,
                                                                             -------------------------  ----------------
                                                                                 1997         1998            1998
                                                                                 ----         ----            ----
   Current.................................................................        $  (2)    $       ---     $        ---
   Deferred................................................................         (257)            ---              ---
                                                                                   -----     -----------      -----------
   Total...................................................................        $(259)    $       ---      $       ---
                                                                                   =====     ===========      ===========

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

  A reconciliation of the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                                                                    Year Ended         Nine Months Ended
                                                                              -----------------------  ------------------
                                                                                     March 31,            December 31,
                                                                              -----------------------  ------------------
                                                                                 1997         1998            1998
                                                                              -----------  ----------  ------------------
   Statutory federal income tax rate........................................        35.0%       35.0%               35.0%
   Change in valuation allowance............................................       (34.6)      (35.0)              (35.0)
   State taxes, net of federal benefit and other............................        (1.2)        ---                 ---
                                                                                   -----       -----               -----
   Income tax expense.......................................................        (0.8)%       ---%                ---%
                                                                                   =====       =====               =====

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

(10) Quarterly Financial Data (unaudited)

  The following tables summarize the financial results of the Company for each of the quarters in the year ended March 31, 1998 and the nine months ended December 31, 1998:

                                                                                      Three Months Ended
                                                        ----------------------------------------------------------------------------

                                                             June 30,         September 30,        December 31,         March 31,
                                                               1997                1997                1997                1998
                                                        ----------------  ------------------  ------------------  ------------------


Revenues..............................................         $  1,520            $  2,187            $  4,983            $  4,820
                                                               --------            --------            --------            --------
Operating expenses:
   Network operations.................................            1,180               1,426               2,657               2,541
   Selling, general and administrative................            2,380               2,879               3,840               5,215
   Depreciation and amortization......................            1,372               2,311               3,344               4,450
                                                               --------            --------            --------            --------
   Total..............................................            4,932               6,616               9,841              12,206
                                                               --------            --------            --------            --------
Operating loss........................................           (3,412)             (4,429)             (4,858)             (7,386)
Other income (expense):
   Interest income....................................              763               1,463               5,725               5,353
   Interest expense and fees..........................           (8,077)            (11,087)            (16,770)            (13,400)
                                                               --------            --------            --------            --------
Loss before income taxes and equity in net loss
   of joint ventures..................................          (10,726)            (14,053)            (15,903)            (15,433)
Income tax expense....................................              ---                 ---                 ---                 ---
                                                               --------            --------            --------            --------
Loss before equity in net loss of joint ventures......          (10,726)            (14,053)            (15,903)            (15,433)
Equity in net loss of joint ventures..................           (2,540)             (3,886)             (2,858)             (3,683)
                                                               --------            --------            --------            --------
Net loss..............................................          (13,266)            (17,939)            (18,761)            (19,116)
Dividend requirements applicable to preferred
    stock.............................................              ---                 ---              (5,794)             (6,615)
                                                               --------            --------            --------            --------
Net loss applicable to common stockholders............         $(13,266)           $(17,939)           $(24,555)           $(25,731)
                                                               ========            ========            ========            ========
Basic and diluted net loss per weighted average
    share of common stock.............................           $(0.38)           $  (0.51)           $  (0.70)           $  (0.73)
                                                               ========            ========            ========            ========
Weighted average shares of common stock
    outstanding (in thousands)........................           34,890              34,890              34,890              35,272
                                                               ========            ========            ========            ========

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands except per share amounts)

(10) Quarterly Financial Data (unaudited), continued


                                                            June 30,       September 30,      December 31,
                                                              1998              1998              1998
                                                        ----------------  ----------------  ----------------
Revenues..............................................         $  7,635          $ 12,098          $ 15,043
                                                               --------          --------          --------

Operating expenses:
   Network operations.................................            4,989             7,056             6,664
   Selling, general and administrative................            8,432            10,391            16,518
   Depreciation and amortization......................            6,120             9,843            10,708
                                                               --------          --------          --------
   Total..............................................           19,541            27,290            33,890
                                                               --------          --------          --------

Operating loss........................................          (11,906)          (15,192)          (18,847)

Other income (expense):
   Interest income....................................            4,235             4,169             1,829
   Interest income -- affiliate.......................            1,824             2,995             3,576
   Interest expense and fees..........................          (13,704)          (12,535)          (12,399)
   Other income.......................................            1,000               113               ---
                                                               --------          --------          --------

Loss before income taxes, equity in net loss
    of joint ventures and extraordinary gain..........          (18,551)          (20,450)          (25,841)

Income tax expense....................................              ---               ---               ---
                                                               --------          --------          --------
Loss before equity in net loss of joint ventures and
    extraordinary gain................................          (18,551)          (20,450)          (25,841)


Equity in net loss of joint ventures..................           (3,190)           (2,614)           (3,776)
                                                               --------          --------          --------
Loss before extraordinary gain........................          (21,741)          (23,064)          (29,617)
Extraordinary gain on repurchase of debt..............              ---               237               ---
                                                               --------          --------          --------
Net loss..............................................          (21,741)          (22,827)          (29,617)

Dividend requirements applicable to preferred
    stock.............................................           (6,807)           (7,026)           (7,284)
                                                               --------          --------          --------
Net loss applicable to common stockholders............         $(28,548)         $(29,853)         $(36,901)
                                                               ========          ========          ========
Basic and diluted net loss per weighted average
    share of common stock.............................           $(0.59)           $(0.54)           $(0.66)
                                                               ========          ========          ========

Weighted average shares of common stock
    outstanding (in thousands)........................           48,110            55,497            55,497
                                                               ========          ========          ========

     MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS



Market Information

  The Company's Class A Common Stock is listed for trading on the National Association of Securities Dealers Automated Quotations System (NASDAQ-NMS). Hyperion's NASDAQ-NMS symbol is "HYPT." There is no established public trading market for the Company's Class B Common Stock.

Dividends

  The Company has never declared any cash dividends on any of its respective equity securities. Covenants in the indentures pursuant to which the Company's Senior Discount Notes and Senior Secured Notes were issued restrict the ability of the Company to pay cash dividends on its capital stock.